As filed with the Securities and Exchange Commission on August 21, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GUILFORD PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1841960 (I.R.S. Employer Identification Number)

6611 Tributary Street
Baltimore, Maryland 21224
(410) 631-6300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig R. Smith, M.D.
Chief Executive Officer
Guilford Pharmaceuticals Inc.
6611 Tributary Street
Baltimore, Maryland 21224
(410) 631-6300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Michael J. Silver
Amy B. Freed
Hogan & Hartson L.L.P.
111 South Calvert Street, 16th Floor
Baltimore, Maryland 21202
(410) 659-2700

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

				Proposed maximum
Title of each class of	Amount to be	Proposed maximum		aggregate offering	Amount of
securities to be registered	registered	offering price per unit		price	Registration Fee

5% Convertible Subordinated Notes due July 1, 2008	$69,354,000	100	%(1)	$69,354,000 (1)	$5,610.74
Common stock, $.01 par value (2)	11,114,423 shares (3)	—	(3)	— (3)	— (4)

(1) Equals the aggregate principal amount at maturity of the 5% Convertible Subordinated Notes due July 1, 2008.

(2) Includes Series A Junior Participating Preferred Share Purchase Rights attached thereto, for which no separate fee is payable pursuant to Rule 457(i).

(3) The number of shares of common stock registered hereunder is based upon the number of shares that are issuable upon conversion of the notes at the initial conversion rate of 160.2564 shares per $1,000 principal amount of the notes. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(4) No additional consideration will be received for the common stock, and, therefore, no registration fee is required pursuant to Rule 457(i).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

Subject to Completion
Dated August 21, 2003

PROSPECTUS

$69,354,000

GUILFORD PHARMACEUTICALS INC.

5% Convertible Subordinated Notes

Due July 1, 2008

and

11,114,423 Shares of Common Stock

Issuable Upon Conversion of the Notes

          Holders of our 5% Convertible Subordinated Notes due July 1, 2008 named herein, and their transferees, donees, pledges and successors, may offer for sale the notes and the shares of our common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

          The holders of the notes may convert the notes into shares of our common stock at any time at a conversion price of $6.24 per share, subject to certain adjustments. This is equivalent to a conversion rate of approximately 160.2564 shares per $1,000 principal amount of notes. Interest on the notes is payable on July 1 and January 1 of each year, commencing on January 1, 2004. On or after July 6, 2006, we may redeem the notes, in whole or in part, at the redemption prices set forth in this prospectus.

          In the event of a change in control, defined in this prospectus, of Guilford, each holder of notes may require us to repurchase the notes at 100% of the principal amount of the notes plus accrued interest.

          The notes are unsecured obligations that are subordinated in right of payment to all of our existing and future senior indebtedness.

           Our common stock currently trades on the Nasdaq National Market under the symbol “GLFD.” The last reported sale price on August 20, 2003 was $4.62 per share.

          The notes are currently eligible for trading in The Portal Market, a subsidiary of the Nasdaq Stock Market, Inc.

          Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 3 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2003.

In connection with this offering, no person is authorized to give any information or to make any representations not contained in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.

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FORWARD-LOOKING STATEMENTS

          Discussion contained in this document include forward-looking statements that involve known and unknown risks and uncertainties. Our actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause or contribute to this difference include, among others things, those risk factors set forth in the section entitled “Risk Factors.” We identify forward-looking statements by words such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or similar terms that refer to the future. We cannot guarantee future results, levels of activity, performance or achievements.

ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration or continuous offering process. Under this shelf registration process, selling holders may from time to time sell the securities described in this prospectus in one or more offerings.

          This prospectus provides you with a general description of the notes and common stock that the selling holders may offer. A selling holder may be required to provide you with a prospectus supplement containing specific information about the selling holder. That prospectus supplement may include additional risk factors or other special considerations. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Additional Information.”

          When used in this prospectus, the terms “Guilford,” “we,” “our” and “us” refer to Guilford Pharmaceuticals Inc. and its consolidated subsidiaries, unless otherwise specified.

INCORPORATION OF DOCUMENTS BY REFERENCE

          Except to the extent modified or superseded by information contained in this prospectus, the following documents we have filed with the Commission are incorporated into this prospectus by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2003;

•	our Current Reports on Form 8-K filed with the Commission on March 6, June 11, June 18 and July 30, 2003;

•	our Definitive Proxy Statement filed on Schedule 14A on April 11, 2003;

•	the description of our Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on March 25, 1994, including any amendment or report filed for the purpose of updating such description; and

•	all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

          To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement.

          We will furnish without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). You should direct any requests for copies to Guilford Pharmaceuticals Inc., 6611 Tributary Street, Baltimore, Maryland 21224, Attention: Secretary, or by telephone to our Secretary at (410) 631-6300.

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SUMMARY

          The following summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information to which we refer you and the information incorporated by reference, before making an investment decision.

Guilford Pharmaceuticals Inc.

          We are a fully integrated pharmaceutical company engaged in the research, development and commercialization of products that target the hospital and neurology markets. We were incorporated in Delaware in July 1993. Our principal executive offices are located at 6611 Tributary Street, Baltimore, Maryland 21224.

Strategy

          Our strategy is to achieve sustainable profitability and growth by discovering, developing, marketing and selling proprietary pharmaceuticals for the hospital and neurology markets. In order to follow through on this strategy we are focusing on the following objectives:

•	Expand sales for our GLIADEL® Wafer by capitalizing on our recent FDA approval for patients undergoing initial surgery for malignant glioma;

•	Leverage our existing sales and marketing infrastructure through product purchases, licenses or other acquisitions;

•	Continue drug research and development efforts, including our two programs currently in clinical trials; and

•	Pursue corporate partnerships to reduce our development costs and to generate additional licensing revenues.

The Offering

Issuer	Guilford Pharmaceuticals Inc., a Delaware corporation.

Securities Covered by this Prospectus	$69,354,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2008 and the shares of common stock issuable upon conversion of such notes.

Maturity	July 1, 2008, unless previously redeemed, repurchased or converted.

Interest Payment Dates	July 1 and January 1 of each year, beginning on January 1, 2004.

Conversion Rights	The notes are convertible, unless previously redeemed or repurchased, at the option of the holder at any time prior to maturity, into shares of our common stock at a conversion price of $6.24 per share, subject to adjustment in certain events. This is equivalent to a conversion rate of approximately 160.2564 shares per $1,000 of notes. See “Description of Notes – Conversion Rights.”

Optional Redemption	We may redeem the notes in whole or in part at our option on or after July 6, 2006 at the redemption prices specified under the caption “Description of Notes – Optional Redemption” plus accrued and unpaid interest and liquidated damages, if any, up to but excluding the redemption rate.

Repurchase at the Option of Holders	Upon the occurrence of a designated event (a change of control or a termination of trading as defined in this prospectus), holders of the notes will have the right, subject to certain restrictions and conditions, to require us to repurchase equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest and liquidated damages, if any, to but excluding the repurchase date. See “Description of Notes – Repurchase at Option of Holders Upon a Designated Event” and “Risk Factors – Our ability to repurchase notes if a designated event occurs or to pay the notes at maturity is limited.”

Subordination	The notes are our general unsecured obligations and are subordinated in right of payment to all of our existing and future senior debt and effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries.

The indenture governing the notes does not limit the amount of additional indebtedness, including senior debt, that we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness and other liabilities that any subsidiary can create, incur, assume or guarantee. See “Description of Notes – Subordination” and “Risk Factors – The notes are subordinated to our senior debt and all the obligations of our subsidiaries.”

Use of Proceeds	We will not receive any of the proceeds of sales by the selling security holders of any of the securities covered by this prospectus.

Form	The notes have been issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are shown on, and transfers are effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading	The notes are designated as eligible for trading in the Portal Market. Our common stock is quoted on the Nasdaq National Market under the symbol “GLFD”

RISK FACTORS

          An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the following important factors, as well as the other information in this prospectus and our other SEC filings incorporated by reference in this prospectus, before purchasing any of our securities.

Risks Related to Our Business

We have a history of losses and our future profitability is uncertain.

          We may not be able to achieve or sustain significant revenues or earn a profit in the future. Since we were founded in July 1993, with the sole exception of 1996, we have not earned a profit in any year. Our losses result mainly from the significant amount of money that we have spent on research, development and clinical trial activities. As of June 30, 2003, we had an accumulated deficit of approximately $266.1 million. We expect to have significant additional losses over the next several years due to expenses associated with our product candidates related to research, development and clinical trial activities, applying for and obtaining meaningful patent protection and establishing freedom to commercialize and applying for and receiving regulatory approval for our drug product candidates.

          Our product candidates are in research or various stages of pre-clinical and clinical development. Except for GLIADEL® Wafer, none of our products or product candidates may be sold to the public. Nearly all of our past revenues have come from:

•	our sale and distribution of GLIADEL® Wafer;

•	payments from Aventis and Amgen under now terminated agreements with each of them, supporting the research, development and commercialization of our product candidates; and

•	royalty payments from Aventis’ sale and distribution of GLIADEL® Wafer.

          Presently, we expect to receive significant revenue only from sales of GLIADEL® Wafer and from milestone and royalty payments, if any, received as a result of our recent license agreement with Pfizer relating to our NAALADase inhibitors. We do not expect that the revenue from these sources will be sufficient to support all our anticipated future activities. We do not expect to generate revenue from sales of our product candidates for the next several years, if ever, because of the significant risks associated with pharmaceutical product development.

          Many factors will dictate our ability to achieve sustained profitability in the future, including:

•	our ability to successfully market, sell, distribute and obtain additional regulatory approvals for GLIADEL® Wafer;

•	the achievement by Pfizer of development milestones and the successful development, regulatory approval, marketing and sales of products derived from our NAALADase inhibitors;

•	the successful development of our other product candidates either on our own, or together with future corporate partners with whom we enter into collaborative or license agreements; and

•	the ability to in-license or acquire additional products in our targeted markets.

We currently depend on a single product, GLIADEL® Wafer, for revenues.

          Our short-term prospects depend heavily on sales of GLIADEL® Wafer, our only commercial product. We commercially launched GLIADEL® Wafer in the United States in February 1997. We do not know whether the product will ever gain broad market acceptance. If GLIADEL® Wafer fails to gain broad market acceptance, the revenues we receive from sales GLIADEL® Wafer would be unlikely to increase.

          Until February 25, 2003, we only had approval from the FDA to market GLIADEL® Wafer in the United States for a limited subset of patients who suffer from brain cancer. Prior to that time, our approval was for those patients who had a brain tumor surgically removed and had “recurrent” forms of a type of brain cancer called glioblastoma multiforme, or GBM. A “recurrent” GBM is one in which the cancer has returned after initial surgery to remove a brain tumor. The number of patients undergoing recurrent surgery for GBM is very limited, and we believe the total number of patients on an annual basis who have GBM in the United States is approximately 3,000 to 4,000.

          On February 25, 2003, we received FDA approval to also market GLIADEL® Wafer for patients undergoing initial surgery, also known as first line therapy, in the United States for malignant glioma in conjunction with surgery and radiation. We estimate that the total number of patients undergoing initial surgery in the United States is between approximately 7,000 and 9,000 per year. We have recently instituted a new sales and marketing effort for GLIADEL® Wafer for initial surgery. We cannot assure you, however, that we will be successful in this effort or in achieving sales of GLIADEL® Wafer for use in initial surgeries.

          In addition, in January 2002 we submitted applications for approval to market GLIADEL® Wafer in Europe for patients undergoing initial surgery for malignant glioma. In November 2002, we withdrew those applications and plan to resubmit them during the second half of 2003 now that the FDA has approved our amended supplemental New Drug Application, or sNDA, for GLIADEL® Wafer. Presently GLIADEL® Wafer is approved for the recurrent GBM market in only 21 countries, including France, Spain, Germany and the U.K. GLIADEL® Wafer is currently approved for first line therapy only in the United States and Canada. If we are not able to obtain additional approvals, the market for GLIADEL® Wafer would remain limited outside of the United States, which reduces the potential sales of GLIADEL® Wafer outside of the United States and Canada. Regardless of the number of foreign regulatory approvals that we have received, international sales to date comprised less than 5% of worldwide sales of GLIADEL® Wafer for the year and quarter ended December 31, 2002 and June 30, 2003, respectively.

          GLIADEL® Wafer is a fragile product and can easily break into pieces if it is not handled with care. Product recalls or returns due to excessive breakage of the GLIADEL® Wafers or for other reasons could have a negative effect on our business, financial condition and results of operations.

Our financial projections contained in our SEC filings are subject to significant risks and uncertainties.

          Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, contain certain financial projections we have made for the fiscal year ending December 31, 2003, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Outlook”. The projections are based on a number of assumptions, some of which inevitably will not materialize, and unanticipated events may occur which could adversely affect our actual results for the period covered by the projections. For example, the revenue projections assume that we will achieve a substantial increase in our sales of our GLIADEL® Wafer for use in initial surgeries for malignant glioma. We only received FDA approval to expand the label for GLIADEL® Wafer to include use in initial surgery for malignant glioma on February 25, 2003. Previously we only had approval to market GLIADEL® Wafer for recurrent surgeries, not initial surgeries, and substantially all our historical sales of the product were for recurrent surgeries. We have recently instituted a new sales and marketing effort for GLIADEL® Wafer for initial surgeries. We cannot assure you, however, that we will be successful in this effort or in achieving the increased sales of GLIADEL® Wafer that we have projected. Accordingly, our actual financial results for the year ending December 31, 2003, will vary from our projections and such variations may be material. In addition, our independent accountants have not examined, reviewed or performed any procedures relating to our financial projections, and the projections have not been prepared in compliance with the published guidelines of the American Institute of Certified Public Accountants.

We have limited sales experience, and we expect to incur significant expense in marketing, selling and distributing GLIADEL® Wafer.

          When we began selling GLIADEL® Wafer ourselves in January 2001, it was the first time that we had undertaken direct sales and marketing activities. We, therefore, have limited experience in engaging in sales and marketing efforts. This limited experience may limit our success. Additionally, our sales and marketing efforts may use resources and require attention from management that would otherwise be provided to our drug development programs.

The success of our Pfizer collaboration is dependent on a number of factors, most of which are outside of our control.

          Regulatory and development milestone payments as well as royalty amounts on product sales payable to us under our collaboration with Pfizer depend on a number of factors. Many of these factors are not within our control, including:

•	the selection of one or more appropriate lead compounds;

•	successful design and completion of pre-clinical and clinical development activities;

•	application for and obtaining regulatory clearances to market potential products;

•	commercialization of products; and

•	the successful preservation and extension of intellectual property rights licensed to Pfizer.

          All of these activities are subject to significant risks and uncertainties. Moreover, under the terms of our collaboration with Pfizer, we have no control over their development activities regarding the NAALADase inhibitors, which have been left to the sole discretion of Pfizer. Our agreement with Pfizer also does not specify a binding timetable for achieving development and commercialization goals with respect to the NAALADase inhibitors. If Pfizer decides to conduct clinical trials on a product candidate resulting from our collaboration, Pfizer still may not be able successfully to complete those clinical trials and then receive clearance from the FDA or foreign regulatory authorities to market and sell any such products.

          Even if Pfizer is able to obtain all regulatory approvals necessary to market a product resulting from our collaboration, our agreement does not specify any minimum sales requirements for Pfizer. This means that any royalty amounts payable to us in the future will depend entirely on the sales and marketing efforts of Pfizer, activities over which we will have no control. In addition, our agreement with Pfizer does not prevent Pfizer from pursuing technologies for product candidates competitive with the NAALADase inhibitors now or in the future. Accordingly, we cannot assure you that we will earn any additional payments under the Pfizer agreement or that any amounts earned will be significant.

Our operating results are likely to fluctuate from quarter to quarter, which could cause the price of our common stock to fluctuate.

          Our revenues and expenses have fluctuated significantly in the past. This fluctuation has in turn caused our operating results to vary significantly from quarter to quarter and year to year. We expect the fluctuations in our revenues and expenses to continue and thus our operating results should also continue to vary significantly. These fluctuations may be due to a variety of factors, including:

•	the timing and amount of sales of GLIADEL® Wafer;

•	the timing and realization of milestone and other payments from existing and future corporate partners;

•	the timing and amount of expenses relating to our research and development, product development, and manufacturing activities; and

•	the extent and timing of costs related to our activities to obtain patents on our inventions and to extend, enforce and/or defend our patent and other rights to our intellectual property.

          Because of these fluctuations, it is possible that our operating results for a particular quarter or quarters will not meet the expectations of public market analysts and investors, causing the market price of our common stock to fluctuate.

Our manufacturing capabilities may be limited by the size of our facilities, our inexperience in manufacturing large quantities of product and the potential inability to locate a third party manufacturer for our product candidates.

          To commercialize GLIADEL® Wafer, we must be able to manufacture it in sufficient quantities, in compliance with regulatory requirements, and at acceptable costs. We manufacture GLIADEL® Wafer at one of our two manufacturing facilities in Baltimore, Maryland, which consists of production laboratories and redundant cleanrooms. We estimate that our manufacturing facilities have the capacity to manufacture approximately 20,000 GLIADEL® Wafer treatments per year in total, although to date, we have not manufactured quantities of GLIADEL® Wafer in these facilities at full capacity.

          Additionally, we cannot be sure that we will be able to continue to satisfy applicable regulatory standards, including FDA requirements, and other requirements relating to the manufacture of GLIADEL® Wafer in our facilities.

          We also face risks inherent in the operation of a facility for manufacturing pharmaceutical products, including:

•	unforeseen plant shutdowns due to personnel, equipment or other factors; and

•	the possible inability of the facilities to produce GLIADEL® Wafer in quantities sufficient to meet demand.

          Any delay in the manufacture of GLIADEL® Wafer could result in delays in product shipment, which would have a negative effect on our business and operating results.

          Currently, we have no manufacturing capabilities for commercial quantities of any of our product candidates. Consequently, in order to complete the commercialization process of any of our product candidates, we must either (1) acquire, build or expand our internal manufacturing capabilities, or (2) rely on third parties to manufacture these product candidates. We cannot be sure that we will be able to accomplish either of these tasks. If we are not able to do so, it would impede our efforts to bring our product candidates to market, which would adversely affect our business. Moreover, if we decide to manufacture one or more of our product candidates ourselves (rather than engage a contract manufacturer), we would incur substantial start-up expenses and would need to expand our facilities and hire additional personnel.

          Third-party manufacturers must also comply with FDA, Drug Enforcement Administration, and other regulatory requirements for their facilities. In addition, the manufacture of product candidates on a limited basis for investigational use in animal studies or human clinical trials does not guarantee that large-scale, commercial production is viable. Small changes in methods of manufacture can affect the safety, efficacy, controlled release or other characteristics of a product. Changes in methods of manufacture, including commercial scale-up, may, among other things, require the performance of new clinical studies.

          Revenues from GLIADEL® Wafer and future products, if any, depend in part on reimbursement from health care payors, which is uncertain.

          The efforts of government and insurance companies, health maintenance organizations and other payors of health care costs to contain or reduce costs of health care may affect our future revenues and profitability. These efforts may also affect the future revenues and profitability of our potential customers, suppliers and collaborative partners, in turn affecting demand for our products. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, given recent federal and state government initiatives directed at lowering the total cost of health care, the U.S. Congress and state legislatures will likely continue to focus on health care reform, the cost of prescription pharmaceuticals and on the reform of the Medicare and Medicaid systems. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could have a negative effect on our business and operating results.

          Our ability to commercialize our products successfully will depend in part on the extent to which private health insurers, organizations such as HMOs and governmental authorities reimburse the cost of our products and related treatments. Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for or rejection of our products. The cost containment measures that health care payors and providers are instituting and the effect of any health care reform could materially and adversely affect our ability to operate profitably.

          Furthermore, even if reimbursement is available for our products, we cannot be sure that it will be available at price levels sufficient to cover the cost of our products to customers. This may have the effect of reducing the demand for our products, or may prohibit us from charging customers a price for our products that would result in an appropriate return on our investment in those products.

A significant portion of our sales are to a specialty pharmaceutical distributor.

          Approximately 69% of our sales of GLIADEL® Wafer in 2002, and approximately 78% in the first two quarters of 2003, were made to a specialty pharmaceutical distributor. We have an agreement with this distributor regarding its purchase of the product that permits either us or the distributor to terminate the agreement upon 60 days prior written notice. We have no assurance that this distributor will not exercise its rights to terminate its agreement with us at any time. If this distributor does terminate the agreement, there can be no assurance that we will be able to enter into an arrangement with another specialty distributor for the purchase and sale of GLIADEL® Wafer. Additionally, under the terms of our agreement with this distributor, if the agreement is terminated, we have an obligation to repurchase any remaining treatments of GLIADEL® Wafer that the distributor may have in its inventory. As of June 30, 2003, we believe that our specialty distributor had approximately $1.8 million of GLIADEL® Wafer in its inventory.

Our sales to a specialty pharmaceutical distributor depend on its sales to hospital pharmacies and desired level of inventory.

          This distributor orders treatments of the product based upon, among other things, its estimation of our ability and its ability to successfully sell GLIADEL® Wafer to hospital pharmacies and its desired level of inventory. If the demand for GLIADEL® Wafer from hospital pharmacies decreases, or this distributor decreases the amount it keeps in its inventory, this distributor may decrease or stop making additional purchases of the product from us. The result of such a decrease would be reflected in lower reported sales for Guilford.

We face technological uncertainties in connection with the research, development and commercialization of new products.

          The research, development and commercialization of pharmaceutical drugs involve significant risk. Before a drug can be commercialized, we, or a future corporate partner will have to:

•	expend substantial capital and effort to develop our product candidates further, which includes conducting extensive and expensive pre-clinical animal studies and human clinical trials;

•	apply for and obtain regulatory clearance to develop, market and sell such product candidates; and

•	conduct other costly activities related to preparation for product launch.

          In some of our research programs, we are using compounds that we consider to be “prototype” compounds in the research phase of our work. By prototype compounds we mean compounds that we are using primarily to establish that a relevant scientific mechanism of biological or chemical action could have commercial application in diagnosing, treating or preventing disease. We generally do not consider our prototype compounds to be lead compounds acceptable for further development into a product because of factors that make them unsuitable as drug candidates. These factors may include the ability for the compound to be absorbed, metabolized, distributed and excreted from the body. In order to develop commercial products, we will need to conduct research using other compounds that share the key aspects of the prototype compounds but do not have the unsuitable characteristics. Identifying other compounds that have suitable characteristics may not always be possible.

          In addition, our product candidates are subject to the risks of failure inherent in the development of products based on new and unsubstantiated technologies. These risks include the possibility that:

•	our new approaches will not result in any products that gain market acceptance;

•	a product candidate will prove to be unsafe or ineffective, or will otherwise fail to receive and maintain regulatory clearances necessary for development and marketing;

•	a product, even if found to be safe and effective, could still be difficult to manufacture on the scale necessary for commercialization or otherwise not be economical to market;

•	a product will unfavorably interact with other types of commonly used medications, thus restricting the circumstances in which it may be used;

•	third parties may successfully challenge our proprietary rights protecting a product;

•	proprietary rights of third parties will preclude us from manufacturing or marketing a new product; or

•	third parties will market superior or more cost-effective products.

          As a result, our activities, either directly or through future corporate partners, may not result in any commercially viable products.

We will depend on collaborations with third parties for the development and commercialization of our products.

          Our resources are limited; and therefore, our business strategy requires us to enter into various arrangements with:

•	corporate partners;

•	academic investigators;

•	licensors of technologies; and

•	licensees of our technologies.

          In trying to attract corporate partners, we face serious competition from other small pharmaceutical companies and the in-house research and development staffs of larger pharmaceutical companies. If we are unable to enter into such arrangements with corporate partners, our ability to proceed with the research, development, manufacture and/or sale of product candidates may be limited. It is common practice in many corporate partnerships in our industry for the larger partner to have responsibility for conducting pre-clinical studies and human clinical trials and/or preparing and submitting applications for regulatory approval of potential pharmaceutical products. It is possible that this will be the case with future arrangements of ours. If one of our collaborative partners fails to develop or commercialize successfully any of our product candidates, we may not be able to remedy this failure and it could negatively affect our business.

          Furthermore, larger pharmaceutical companies often explore multiple technologies and products for the same medical conditions. Therefore, they are likely to develop or enter into collaborations with our competitors for products addressing the same medical conditions targeted by our technologies. Our collaborators may, therefore, be pursuing alternative technologies or product candidates in order to develop treatments for the diseases or disorders targeted by our collaborative arrangements. Depending on how other product candidates advance, a corporate partner may slow down or abandon its work on our product candidates or terminate its collaborative arrangement with us in order to focus on these other prospects.

We may be unable to obtain the additional capital needed to service our debt and operate and grow our business.

          We will require substantial funds in order to service our debt and cover the costs related to our commercial operations function, continue our research and development programs and pre-clinical and clinical testing, to manufacture our products and to make acquisitions. We may be unable to obtain any future funds that we may require on acceptable terms, or at all.

          We are required to maintain certain of our total cash and investments as “restricted cash.” Under our term loan agreement, we have an initial restriction on our cash of $18.8 million, which will decrease as principal is repaid. When taken together with other debt obligations, we are required to maintain $22.3 million as collateral for certain of our loans and other lease obligations at June 30, 2003.

          Our capital requirements depend on numerous factors, including:

•	the progress of our research and development programs;

•	the progress of pre-clinical and clinical testing;

•	the time and costs involved in obtaining regulatory approvals;

•	the extent of intellectual property protection obtained for our products and product candidates;

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	competing technological and market developments;

•	our ability to identify and complete acquisitions in accordance with our strategy and the costs thereof;

•	the cost of product in-licensing;

•	our ability to establish collaborative arrangements with large pharmaceutical companies and others; and

•	the progress of efforts to scale-up manufacturing processes.

          We may use our existing capital resources more quickly than we expect to because of changes in our research and development and commercialization plans or other factors affecting our operating expenses or capital expenditures.

          Our ability to raise future capital on acceptable terms depends on conditions in the public and private equity and debt markets and our performance, as well as the overall performance of other companies in the pharmaceutical and biotechnology sectors.

We may be unable to obtain proprietary rights to protect our products and services, permitting competitors to duplicate them.

          Any success that we have will depend in large part on our ability to:

•	obtain, maintain and enforce intellectual property protection for our products and processes;

•	license patent rights from third parties;

•	maintain trade secret protection; and

•	operate without infringing upon the proprietary rights of others.

          Intellectual property for our technologies and products will be a crucial factor in our ability to develop and commercialize our products. Large pharmaceutical companies consider a strong patent estate critical when they evaluate whether to enter into a collaborative arrangement to support the research, development and commercialization of a technology. Without the prospect of reasonable intellectual property protection, it would be difficult for a corporate partner to justify the time and money that is necessary to complete the development of a product.

          The rules and criteria for receiving and enforcing a patent for pharmaceutical and biotechnological inventions are in flux and are unclear in many respects. The range of protection given these types of patents is uncertain, and a number of our product candidates are subject to this uncertainty.

          Many others, including companies, universities and other research organizations, work in our business areas, and we cannot be sure that the claims contained in our issued patents will be interpreted as broadly as we would like in light of the inventions of these other parties. In addition, we cannot be sure that the claims set forth in our pending patent applications will issue in the form submitted. These claims may be narrowed or stricken, and the applications may not ever ultimately result in valid and enforceable patents. Thus, we cannot be sure that our patents and patent applications will adequately protect our product candidates.

          We are aware of at least one company that has asserted publicly that it has submitted patent applications claiming the use of certain of its immunosuppressive compounds and multi-drug resistance compounds for nerve growth applications. That company also stated that it has issued U.S. patents and pending U.S. applications which claim compounds that may be useful in nerve growth applications. We cannot give any assurance as to the ability of our patents and patent applications to adequately protect our neurotrophic product candidates. Also, our neurotrophic product candidates may infringe or be dominated by patents that have issued or may issue in the future to third parties.

          In order to protect our intellectual property position with respect to our neuroimmunophilin ligands, we filed an opposition in 1998 in an effort to prevent the final issuance of a European patent to the company discussed in the above paragraph. In 2000, we won the opposition and the subject patent was revoked. However, the patentee has appealed the initial determination and the patent could be reinstated. If the patent is reinstated, litigation could ultimately result.

          Furthermore, any or all of the patent applications assigned or licensed to us from third parties may not be granted. We may not develop additional products or processes that are patentable. Any patents issued to us, or licensed by us, may not provide us with any competitive advantages or adequate protection for our products. Others may successfully challenge, circumvent or invalidate any of our existing or future patents or intellectual property.

          Our policy is to control the disclosure and use of our know-how and trade secrets by entering into confidentiality agreements with our employees, consultants and third parties. There is a risk, however, that:

•	these parties will not honor our confidentiality agreements;

•	disputes will arise concerning the ownership of intellectual property or the applicability of confidentiality obligations; or

•	disclosure of our trade secrets will occur regardless of these contractual protections.

          In our business, we often work with consultants and research collaborators at universities and other research organizations. If any of these consultants or research collaborators use intellectual property owned by others as part of their work with us, disputes may arise between us and these other parties as to which one of us has the rights to intellectual property related to or resulting from the work done.

          We support and collaborate in research conducted in universities, such as Johns Hopkins, and in governmental research organizations, such as the National Institutes of Health. We may not be able to acquire exclusive rights to the inventions or technical information that result from work performed by personnel at these organizations. Also, disputes may arise as to which party should have rights in research programs that we conduct on our own or in collaboration with others that are derived from or related to the work performed at a university or governmental research organization. In addition, in the event of a contractual breach by us, some of our collaborative research contracts provide that we must return the technology rights, including any patents or patent applications, to the contracting university or governmental research organization.

          Questions of infringement of intellectual property rights, including patent rights, may involve highly technical and subjective analyses. Some or all of our existing or future products or technologies may now or in the future infringe the rights of other parties. These other parties might initiate legal action against us to enforce their claims, and our defense of the claims might not be successful.

          We may incur substantial costs if we must defend against charges of infringement of patent or proprietary rights of third parties. We may also incur substantial costs if we find it necessary to protect our own patent or proprietary rights by bringing suit against third parties. We could also lose rights to develop or market products or be required to pay monetary damages or royalties to license proprietary rights from third parties. In response to actual or threatened litigation, we may seek licenses from third parties or attempt to redesign our products or processes to avoid infringement. We may not be able to obtain licenses on acceptable terms, or at all, or successfully redesign our products or processes.

          In addition to the risk that we could be a party to patent infringement litigation, the U.S. Patent and Trademark Office could require us to participate in patent interference proceedings, or we may find it necessary to provoke an interference with a third party. These proceedings are often expensive and time- consuming, even if we were to prevail in such proceedings.

We rely on licensed intellectual property for GLIADEL® Wafer and our other product candidates, the agreements for which impose requirements on us.

          We have licensed intellectual property, including patents, patent applications and know-how, from universities and others, including intellectual property underlying GLIADEL® Wafer, DOPASCAN® Injection, AQUAVAN™Injection and the neuroimmunophilin ligand technology. Some of our product development programs depend on our ability to maintain rights under these licenses. Under the terms of our license agreements, we are generally obligated to:

•	exercise diligence in the research and development of these technologies;

•	achieve specified development and regulatory milestones;

•	expend minimum amounts of resources in bringing potential products to market;

•	make specified royalty and milestone payments to the party from which we have licensed the technology; and

•	reimburse patent costs to these parties.

          In addition, these license agreements require us to abide by record-keeping and periodic reporting obligations. Each licensor has the power to terminate its agreement if we fail to meet our obligations. If we cannot meet our obligations under these license agreements, we may lose access to our key technology.

          Losing our proprietary rights to our licensed technology would have a significant negative effect on our business, financial condition and results of operations.

          Our license agreements for GLIADEL® Wafer require us to pay a royalty to MIT on sales of GLIADEL® Wafer. Similarly, we will have to pay milestone and/or royalty payments in connection with the successful development and commercialization of DOPASCAN® Injection, AQUAVAN™Injection and any products that result from the neuroimmunophilin ligand technology.

          In addition, our U.S. patent protection for GLIADEL® Wafer expires in 2006. From and after that time, there can be no assurance that others will not enter the market with a generic copy of GLIADEL® Wafer. The availability of such a generic copy could negatively impact our revenues from GLIADEL® Wafer.

We depend on a single source of supply for several of our key product components.

          Currently, we can only purchase some of the key components for GLIADEL® Wafer and our product candidates from single source suppliers. These vendors are subject to many regulatory requirements regarding the supply of these components. We cannot be sure that these suppliers will comply, or have complied, with applicable regulatory requirements or that they will otherwise continue to supply us with the key components we require. If suppliers are unable or refuse to supply us, or will supply us only at a prohibitive cost, we may not be able to access additional sources at acceptable prices on a timely basis, if ever.

          The current formulation of GLIADEL® Wafer utilizes the chemotherapeutic agent BCNU, which is also known as carmustine. Currently, we have the option to procure BCNU from only two sources in the United States, and we are not aware of any supplier outside of the United States. We currently obtain BCNU from one of these two U.S. suppliers on a purchase order basis and not through any long term supply agreement. If we fail to receive on a timely basis key supplies necessary to manufacture GLIADEL® Wafer, delays in product shipment could result. Delays of this type would have a negative effect on our business.

          The manufacture of DOPASCAN® Injection requires that the precursor compound be labeled with a radioactive isotope of iodine, Iodine-123. Worldwide, a limited number of companies are capable of performing both the necessary transformation of the precursor into DOPASCAN® Injection and of distributing it to diagnostic centers.

          Based on our assessment of companies in the United States that are capable of manufacturing and distributing DOPASCAN® Injection, we believe a significant risk exists in our ability to produce DOPASCAN® Injection in sufficient quantities and at an acceptable cost to conduct Phase III clinical trials in the United States that would be necessary to support NDA submission for the product. Our inability to locate a suitable domestic third-party manufacturer and distributor of DOPASCAN® Injection on acceptable terms would prevent us from further development of this product candidate in the United States. Instead, in order to further develop DOPASCAN® Injection, we are relying upon our international corporate partners, Daiichi Radioisotope Laboratories, Ltd. and MAP Medical Technologies Oy.

The U.S. government holds rights that may permit it to license to third parties technology we currently hold the exclusive right to use.

          The U.S. government holds rights that govern aspects of specific technologies licensed to us by third party licensors. These government rights in inventions conceived or reduced to practice under a government-funded program may include a non-exclusive, royalty-free, worldwide license for the government to use resulting inventions for any governmental purpose. In addition, the U.S. government has the right to grant to others licenses under any of these non-exclusive licenses if the government determines that:

•	adequate steps have not been taken to commercialize such inventions;

•	the grant is necessary to meet public health or safety needs; or

•	the grant is necessary to meet requirements for public use under federal regulations.

          The U.S. government also has the right to take title to a subject invention if we fail to disclose the invention within specified time limits. The U.S. government may acquire title in any country in which we do not file a patent application within specified time limits.

          Federal law requires any licensor of an invention partially funded by the federal government to obtain a commitment from any exclusive licensee, such as us, to manufacture products using the invention substantially in the United States. Further, these rights include the right of the government to use and disclose technical data relating to licensed technology that was developed in whole or in part at government expense. Several of our principal technology license agreements contain provisions recognizing these rights.

Pre-clinical and clinical trial results for our products may not be favorable.

          In order to obtain regulatory approval for the commercial sale of any of our product candidates, we must conduct both pre-clinical studies and human clinical trials. These studies and trials must demonstrate that the product is safe and effective for the clinical use for which we are seeking approval. The results of clinical trials we conduct may not be successful. Adverse results from any clinical trials could have a negative effect on our business.

          We also face the risk that we will not be permitted to undertake or continue clinical trials for any of our product candidates in the future. Even if we are able to conduct such trials, we may not be able to demonstrate satisfactorily that the products are safe and effective and thus qualify for the regulatory approvals needed to market and sell them. Results from pre-clinical studies and early clinical trials are often not accurate indicators of results of later-stage clinical trials that involve larger human populations.

We are subject to extensive governmental regulation, which may change and harm our business.

          Our research, pre-clinical development and clinical trials, and the manufacturing and marketing of our product candidates are subject to extensive regulation by numerous governmental authorities in the United States and other countries, including the FDA and the DEA. Except for GLIADEL® Wafer, none of our product candidates has received marketing clearance from the FDA or any foreign regulatory authority.

          As a condition to approval of our product candidates under development, the FDA could require additional pre-clinical, clinical or other studies. Any requirement that we perform additional studies could delay, or increase the expense of, our product candidates’ regulatory approval. This delay or increased expense could have a negative effect on our business. Additionally, to receive regulatory approval, we must also demonstrate that the product is capable of being manufactured in accordance with applicable regulatory standards.

          When trying to obtain regulatory approval, significant risk exists that:

•	we will not be able to satisfy the FDA’s requirements with respect to any of our drug product candidates; or

•	even if the FDA does approve our product candidates, the FDA will approve less than the full scope of uses or labeling that we seek.

          Failure to obtain regulatory drug approvals on a timely basis could have a material adverse effect on our business.

          Even if we are able to obtain necessary FDA approval, the FDA may nevertheless require post-marketing testing and surveillance to monitor the approved product and continued compliance with regulatory requirements. The FDA may withdraw product approvals if we do not maintain compliance with regulatory requirements. The FDA may also withdraw product approvals if problems concerning safety or efficacy of the product occur following approval.

          The process of obtaining FDA and other required approvals or licenses and of meeting other regulatory requirements to test and market drugs is rigorous and lengthy. We have expended, and will continue to expend, substantial resources in order to do this. We will need to conduct clinical trials and other studies on all of our product candidates before we are in a position to file a new drug application for marketing and sales approval. Unsatisfactory clinical trial results and other delays in obtaining regulatory approvals or licenses could prevent the marketing of the products we are developing. Until we receive the necessary approvals or licenses and meet other regulatory requirements, we will not receive revenues or royalties related to product sales.

          In addition to the requirements for product approval, before a pharmaceutical product may be marketed and sold in some foreign countries, the proposed pricing for the product must be approved as well. Products may be subject to price controls or limits on reimbursement. The requirements governing product pricing and reimbursement vary widely from country to country and can be implemented disparately at the national level. We cannot guarantee that any country that has price controls or reimbursement limitations for pharmaceuticals will allow favorable reimbursement and pricing arrangements for our products.

          Because controlled drug products and radio-labeled drugs are subject to special regulations in addition to those applicable to other drugs, the DEA and the Nuclear Regulatory Commission, or NRC, may regulate some of our products and product candidates, including DOPASCAN® Injection, as controlled substances and as radio-labeled drugs. The NRC licenses persons who use nuclear materials and establishes standards for radiological health and safety. The DEA is responsible for compliance activities for companies engaged in the manufacture, distribution and dispensing of controlled substances, including the equipment and raw materials used in their manufacture and packaging in order to prevent such substances from being diverted into illicit channels of commerce. Registration is required and other activities involving controlled substances are subject to a variety of record-keeping and security requirements, and to permits and authorizations and other requirements. States often have requirements for controlled substances as well. The DEA grants certain exceptions from the requirements for permits and authorizations to export or import materials related to or involving controlled substances. Our potential future inability to obtain exceptions from the DEA for shipment abroad or other activities could have a negative effect on us.

          We cannot be sure that we will be able to meet applicable requirements to test, manufacture and market controlled substances or radio-labeled drugs, or that we will be able to obtain additional necessary approvals, permits, authorizations, registrations or licenses to meet state, federal and international regulatory requirements to manufacture and distribute such products.

Our competitors are pursuing alternative approaches to the same conditions we are working on. Our products use novel alternative technologies and therapeutic approaches, which have not been widely studied.

          Many of our product development efforts focus on novel alternative therapeutic approaches and new technologies that have not been widely studied. Applications for these approaches and technologies include, among other things, the diagnosis and monitoring of Parkinson’s disease, the promotion of nerve growth and the prevention of neuronal damage. These approaches and technologies may not be successful. We are applying these approaches and technologies in our attempt to discover new treatments for conditions that are also the subject of research and development efforts of many other companies. Our competitors may succeed in developing technologies or products that are more effective or economical than those we are developing, or they may introduce a competitive product before we are able to do so. Rapid technological change or developments by others may result in our technology or product candidates becoming obsolete or noncompetitive.

Our business is dependent on our ability to keep pace with the latest technological changes.

          The technological areas in which we work continue to evolve at a rapid pace. Our future success depends upon maintaining our ability to compete in the research, development and commercialization of products and technologies in our areas of focus. Competition from pharmaceutical, chemical and biotechnology companies, universities and research institutions is intense and expected to increase. Many of these competitors have substantially greater research and development capabilities and experience and manufacturing, marketing, financial and managerial resources than we do.

          Acquisitions of competing companies by large pharmaceutical companies or other companies could enhance the financial, marketing and other resources available to these competitors. These competitors may develop products that are superior to those we are developing. We are aware of the development by other companies and research scientists of alternative approaches to:

•	the treatment of malignant glioma;

•	the diagnosis of Parkinson’s disease;

•	the development of a water soluble formulation of propofol;

•	the promotion of nerve growth and repair; and

•	the treatment and prevention of neuronal damage.

          Our competitors may develop products that make our products or technologies noncompetitive or obsolete. In addition, we may not be able to keep pace with technological developments.

Our products must compete with others to gain market acceptance.

          Any product candidate that we develop and for which we gain regulatory approval, including GLIADEL® Wafer, must then compete for market acceptance and market share. An important factor will be the timing of market introduction of competitive products. Accordingly, the relative speed with which we and competing companies can develop products, complete the clinical testing and approval processes, and supply commercial quantities of the products to the market will be an important element of market success.

          Significant competitive factors include:

•	capabilities of our collaborators;

•	product efficacy and safety;

•	timing and scope of regulatory approval;

•	product availability;

•	awareness and acceptance of our products by physicians;

•	marketing and sale capabilities;

•	reimbursement coverage from insurance companies and others;

•	the amount of clinical benefit of our product candidates relative to their cost;

•	the method of administering a product;

•	price; and

•	exclusivity, through patent protection or FDA regulations.

          Our competitors may develop more effective or more affordable products or achieve earlier product development completion, patent protection, regulatory approval or product commercialization than we do, which could have a material adverse effect on our business.

We are subject to risks of product liability both because of our product line and our limited insurance coverage.

          We may potentially become subject to large liability claims and significant defense costs as a result of the design, manufacture or marketing of our products, including GLIADEL® Wafer, or the conduct of clinical trials involving our products. We currently maintain only $10 million of product liability insurance covering clinical trials and product sales. This existing coverage or any future insurance coverage we obtain may not be adequate. Furthermore, our insurance may not cover a claim made against us. Product liability insurance varies in cost. It can be difficult to obtain, and we may not be able to purchase it in the future on terms acceptable to us, or at all. We also may not be able to otherwise protect against potential product liability claims. Product liability claims and/or the failure to obtain adequate product liability insurance could prevent or inhibit the clinical development and/or commercialization of any products we are developing.

We depend on qualified personnel and consultants, especially Craig R. Smith, M.D. and Solomon H. Snyder, M.D.

          We depend heavily on the principal members of our management and scientific staff, including Craig R. Smith, M.D., our Chairman, President and Chief Executive Officer, and Solomon H. Snyder, M.D., who is a member of our Board of Directors and a consultant to our company. Drs. Smith and Snyder have extensive experience in the pharmaceutical industry and provide us with unique access to their contacts in the scientific community. The loss of the services of either of these individuals or other members of our senior management team could have a negative effect on our business.

          We have entered into a consulting agreement with Dr. Snyder and an employment agreement with Dr. Smith, each of which provides protection for our proprietary rights. Nevertheless, either of them may terminate his relationship with us at any time. Accordingly, we cannot be sure that either of these individuals or any of our other employees or consultants will remain with us. In the future they may take jobs or consulting positions with our competitors. These employees or consultants may also choose to organize competing companies or ventures.

          Our planned activities will require individuals with expertise in many areas including:

•	medicinal chemistry and other research specialties;

•	pre-clinical testing;

•	clinical trial management;

•	regulatory affairs;

•	intellectual property;

•	sales and marketing;

•	manufacturing; and

•	business development.

          Recruiting and retaining qualified personnel, collaborators, advisors and consultants will be critical to our activities. We may not be able to attract and retain the personnel necessary for the development of our business. Furthermore, many pharmaceutical, biotechnology and health care companies and academic and other research institutions compete intensely for experienced scientists. If we are not able to hire the necessary experienced scientists or develop the necessary expertise, it could have a negative effect on us. In addition, we also depend on the support of our collaborators at research institutions and our consultants.

Our business involves using hazardous and radioactive materials and animal testing, all of which may result in environmental liability.

          Our research and development processes involve the controlled use of hazardous and radioactive materials. We and our partners are subject to extensive laws governing the use, manufacture, storage, handling and disposal of hazardous and radioactive materials. There is a risk of accidental contamination or injury from these materials. Also, we cannot control whether our collaborative partners comply with the governing standards. If we or our partners do not comply with the governing laws and regulations, we could face significant fines and penalties that could have a negative effect on our business, operations or finances. In addition, we and/or our collaborative partners could be held liable for damages, fines or other liabilities, which could exceed our resources.

          We may also have to incur significant costs to comply with environmental laws and regulations in the future. In addition, future environmental laws or regulations may have a negative effect on our operations, business or assets.

          Many of the research and development efforts we sponsor involve the use of laboratory animals. Changes in laws, regulations or accepted clinical procedures may adversely affect these research and development efforts. Social pressures that would restrict the use of animals in testing or actions against us or our partners by groups or individuals opposed to testing using animals could also adversely affect these research and development efforts.

Effecting a change of control of Guilford would be difficult, which may discourage offers for shares of our common stock.

          Our certificate of incorporation and the Delaware General Corporation Law contain provisions that may delay or prevent an attempt by a third party to acquire control of us. These provisions include the requirements of

Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits designated types of business combinations, including mergers, for a period of three years between us and any third party who owns 15% or more of our common stock. This provision does not apply if:

•	our Board of Directors approves of the transaction before the third party acquires 15% of our common stock;

•	the third party acquires at least 85% of our common stock at the time its ownership goes past the 15% level; or

•	our Board of Directors and two-thirds of the shares of our common stock not held by the third party vote in favor of the transaction.

          We have also adopted a stockholder rights plan intended to deter hostile or coercive attempts to acquire us. Under the plan, if any person or group acquires more than 20% of our common stock without approval of the Board of Directors under specified circumstances, our other stockholders have the right to purchase shares of our common stock, or shares of the acquiring company, at a substantial discount to the public market price. The plan makes an acquisition much more costly to a potential acquirer.

          Our certificate of incorporation also authorizes us to issue up to 5,000,000 shares of preferred stock in one or more different series with terms fixed by the Board of Directors. Stockholder approval is not necessary to issue preferred stock in this manner. Issuance of these shares of preferred stock could have the effect of making it more difficult for a person or group to acquire control of us. No shares of our preferred stock are currently outstanding. While our Board of Directors has no current intentions or plans to issue any preferred stock, issuance of these shares could also be used as an anti-takeover device.

Risks Related to this Offering

The notes are subordinated to our senior debt and all the obligations of our subsidiaries.

          The notes are unsecured and subordinated in right of payment to all of our existing and future senior debt. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior debt has been paid in full in cash or other payment satisfactory to the holders of the senior debt. As a result, there may not be sufficient assets remaining to pay amounts due on the notes then outstanding. Holders of the notes will be our creditors and not creditors of our subsidiaries. The ability of the holders of notes to participate in any distribution of assets of any of our subsidiaries upon liquidation or bankruptcy is subject to the prior claims of that subsidiary’s creditors, including trade creditors. The notes, therefore, effectively are subordinated to the liabilities, including trade payables, of our subsidiaries.

          The indenture does not prohibit or limit the incurrence of senior debt or the incurrence of other indebtedness and other liabilities by us or any of our subsidiaries. The incurrence of additional indebtedness and other liabilities by us or our subsidiaries could adversely affect our ability to pay our obligations on the notes. As of June 30, 2003, we had approximately $22.3 million of outstanding indebtedness that constitutes senior debt. We anticipate that from time to time we will incur additional indebtedness and other liabilities, including senior debt, and that from time to time our subsidiaries will incur additional indebtedness and other liabilities. See “Description of Notes — Subordination.”

We may not be able to generate sufficient cash to repay the notes at maturity and satisfy our existing and future debt obligations.

          Our ability to pay the required interest and principal payments on our debt (including the notes, unless previously redeemed, repurchased or converted) depends on the future performance of our business. As of June 30, 2003, we had total debt of $84.0 million, of which $24.0 million would have been debt that matures prior to the maturity of the notes. Giving effect to the purchase of $9.4 million of the notes by the initial purchasers on July 30, 2003, our total debt as of June 30, 2003 would have been $93.4 million. We will require substantial funds to service our debt obligations and to operate our business in the future, including to fund research and development activities, pre-clinical and clinical testing, to manufacture our products and to make acquisitions.

          We have a history of net losses. Our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. Unless we are able to substantially increase our profitability and cash flow from operations compared to historical levels or obtain refinancing, we may not be able to repay the notes at maturity. We cannot assure you that our business will generate sufficient cash flow from operations or that future capital will be available to us in amounts sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we may be required to restructure or refinance our debt or seek additional equity capital or we may be required to sell assets. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, or at all. Further, the terms of existing and future financing or other agreements relating to indebtedness, including senior debt, may prohibit us from paying the notes at maturity.

          We may incur substantial additional debt in the future. The indenture governing the notes does not restrict our incurrence of additional senior debt or other debt. To the extent new debt is added to our current debt levels, the risks described above would increase. Accordingly, we cannot assure you that we will have sufficient funds to repay the notes at maturity.

We are not required by the indenture to comply with financial covenants.

          The indenture does not contain any financial covenants. Consequently, we are not required under the indenture to meet any financial tests, such as those that measure our working capital, interest coverage, fixed charge coverage or net worth, in order to maintain compliance with the terms of the indenture.

Our ability to repurchase notes if a designated event occurs is limited.

          Upon the occurrence of a change of control or a termination of trading (as defined below under “Description of Notes – Repurchase of the Notes Upon a Designated Event”), each holder of notes will have the right, at the holder’s option, to require us to repurchase such holder’s notes. If any such event were to occur, there can be no assurance that we would have sufficient funds to pay the repurchase price for all notes tendered by the holders of the notes. Further, the terms of existing and future financing or other agreements relating to indebtedness, including senior debt, may prohibit us from purchasing any notes. Also the terms of such agreements may provide that a designated event, as well as certain other change of control events related to us, would constitute an event of default under such agreements. Moreover, the exercise by holders of the notes of their right to require us to repurchase the notes could cause a default under such agreements, even if the change of control itself does not result in a default under such agreements, due to the financial effect of such repurchase on us. If a designated event occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our then existing lenders to the purchase of notes or we could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consents or repay such borrowings, we would remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes could constitute a default under the terms of other indebtedness that we have entered into or may enter into from time to time. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

There is a limited trading market for the notes.

          Prior to our offering of the notes there was no trading market for the notes, and since the offering, the market activity has been limited. Although the initial purchasers are currently making a market in the notes, they are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. Accordingly, there can be no assurance that any market for the notes will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially adversely affected. The notes are eligible for trading on the Portal Market; however, we do not intend to apply for listing of the notes on any securities exchange.

          The liquidity of the trading market in these notes, and the market price quoted for these notes, may be materially adversely affected by:

•	changes in the overall market for convertible subordinated securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

The market price of our stock may be negatively affected by market volatility, and this may adversely affect the liquidity and market price of the notes.

          The market price of our stock has been and is likely to continue to be highly volatile. Furthermore, the stock market generally and the market for stocks of companies with lower market capitalizations and small biopharmaceutical companies, like us, have from time to time experienced and likely will again experience significant price and volume fluctuations that are unrelated to the operating performance of a particular company.

          From time to time, stock market professionals publish research reports covering our business and our future prospects. For a number of reasons, we may be unable to meet the expectations of these professionals and our stock price may decline. These expectations may include:

•	announcements by us or our competitors of clinical results, technological innovations, regulatory approvals, product sales, new products or product candidates;

•	developments or disputes concerning patent or proprietary rights;

•	regulatory developments affecting our products;

•	period-to-period fluctuations in the results of our operations;

•	market conditions for emerging growth companies and biopharmaceutical companies;

•	revenues received from GLIADEL® Wafer; and

•	our expenditures.

          In the past, following periods of volatility in the market price of the securities of companies in our industry, securities class action litigation has often been initiated against those companies. If we face such litigation, it would result in substantial costs and divert management’s attention and resources, which would negatively impact our business.

          Furthermore, market volatility may adversely affect the market price of our common stock, which could affect the liquidity and price of the notes and could limit our ability to raise capital or make acquisitions of products or technology.

The large number of shares eligible for future sale upon conversion o f the notes could depress our stock price.

          Upon conversion of the $69,354,000 of notes at the conversion price of $6.24, approximately 11,114,423 shares of common stock would be issuable. Our stock price could be depressed significantly if the holders of the notes decide to convert their notes and sell the common stock issued upon conversion of the notes or are perceived by the market as intending to sell them. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

RATIO OF EARNINGS TO FIXED CHARGES

		Fiscal Year Ended December 31,				6 Months Ended

	1998	1999	2000[1]	2001	2002	2002	2003

	(In thousands)
Net loss	$(29,698)	$(26,868)	$(38,502)	$(60,317)	$(59,270)	$(30,360)	$(16,548)
Add:
Fixed charges	880	1,232	1,641	1,650	1,664	839	1,116

Earnings as adjusted	$(28,818)	$(25,636)	$(36,861)	$(58,667)	$(57,606)	$(29,521)	$(15,432)
Fixed charges
Interest	$768	$640	$504	$500	$501	$222	$460
Amortization of debt issue costs	—	—	—	—	—	—	46
Portion of rent representative of the interest factor	112	592	1,137	1,150	1,163	617	610

Total fixed charges	$880	$1,232	$1,641	$1,650	$1,664	$839	$1,116

Deficiency of earnings to cover fixed charges	$29,698	$26,868	$38,502	$60,317	$59,270	$30,360	$16,548

1Net loss excludes the cumulative effect of an accounting change of $8.6 million of contract revenues which were deferred upon adoption of Staff Accounting Bulletin 101.

          For the purposes of computing the ratio of fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges, amortization of debt issuance costs and that portion of rental expense we believe to be representative of interest.

USE OF PROCEEDS

          We will not receive any proceeds from the sale of the notes or common stock by the selling holders.

SELLING HOLDERS

          The notes were originally issued by us and sold to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and were resold by the initial purchasers to persons reasonably believed by the initial purchasers to be qualified institutional buyers or other institutional accredited investors, in transactions exempt from the registration requirements. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

          The following table sets forth information with respect to the selling holders and the principal amounts of notes beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders to us in a selling securityholder questionnaire and is as of the date specified by the holders in those questionnaires. Any or all of the notes listed below and the common stock into which the notes are convertible may be offered for sale pursuant to this prospectus by the selling holders from time to time, including selling holders that, after the effective date of the registration statement, acquire any of the securities held by the selling holders listed in the table below. Accordingly, no estimate can be given as to the amounts of notes or common stock that will be held by the selling holders upon consummation of any such sales. In addition, the information relating to ownership of notes by the selling holders listed in the table below may have changed as a result of the acquisition, sale or transfer, in transactions exempt from the registration requirements of the Securities Act, of some or all of their notes since the date as of which the information in the table is presented.

           Information about selling holders may change over time. Any changed information supplied to us will be set forth in prospectus supplements or post-effective amendments, as may be appropriate. From time to time, additional information concerning ownership of the notes may rest with certain holders thereof not named in the table below and of whom we are unaware.

	Principal	Shares of
	Amount	Common		Shares of
	of Notes	Stock	Shares of	Common Stock
	Beneficially	Owned	Common	Owned After
	Owned and	Prior to the	Stock	Completion of
Name of Beneficial Owner	Offered	Offering(1)(2)	Offered(2)	the Offering

Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd	$1,383,000	221,634	221,634	0
TQA Master Fund Ltd.	$2,362,000	378,525	378,525	0
TQA Master Plus Fund, Ltd	$1,884,000	301,923	301,923	0
Zurich Institutional Benchmarks Master Fund Ltd	$304,000	48,717	48,717	0
Lexington Vantage Fund	$43,000	6,891	6,891	0
HFR TQA Master Trust	$175,000	28,044	28,044	0
Sphinx Fund	$61,000	9,775	9,775	0
Xavex – Convertible Arbitrage 7 Fund	$415,000	66,506	66,506	0
Quest Global Convertible Master Fund Ltd	$1,000,000	160,256	160,256	0
Citigroup Global Markets Inc.	$1,900,000	304,487	304,487	0

	Principal	Shares of
	Amount	Common		Shares of
	of Notes	Stock	Shares of	Common Stock
	Beneficially	Owned	Common	Owned After
	Owned and	Prior to the	Stock	Completion of
Name of Beneficial Owner	Offered	Offering(1)(2)	Offered(2)	the Offering

Hotel Union & Hotel Industry of Hawaii Pension Plan	$40,000	6,410	6,410	0
BP Amoco PLC Master Trust	$103,000	16,506	16,506	0
Viacom Inc. Pension Plan Master Trust	$4,000	641	641	0
SSI Blended Market Neutral L.P.	$64,000	10,256	10,256	0
Sphinx Convertible Arb Fund SPC	$37,000	5,929	5,929	0
Argent Classic Convertible Arbitrage Fund, LP	$700,000	112,179	112,179	0
AIG DKR SoundShore Private Investors Holding Fund Ltd	$2,000,000	320,512	320,512	0
AIG DKR SoundShore Strategic Holding Fund Ltd	$2,000,000	320,512	320,512	0
CALAMOS® Market Neutral Fund – CALAMOS® Investment Trust	$1,000,000	160,256	160,256	0
Grace Brothers, Ltd.	$2,000,000	320,512	320,512	0
Sunrise Partners Limited Partnership	$1,000,000	160,256	160,256	0
LDG Limited	$144,000	23,076	23,076	0
Alexandra Global Master Fund LTD	$1,500,000	240,384	240,384	0
Ellsworth Convertible Growth and Income Fund, Inc.	$500,000	80,128	80,128	0
Bancroft Convertible Fund, Inc.	$500,000	80,128	80,128	0
All other holders of notes or future transferees, pledgees, donees, assignees or successors of any such holders (3)	$48,235,000	7,729,967	7,729,967	0

(1)	Includes common stock into which the notes are convertible.

(2)	Assumes a conversion rate of 160.2564 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

(3)	Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion rate of 160.2564 shares per $1,000 principal amount of notes.

          Except for Citigroup Global Markets Inc., who along with CIBC Worldmarkets Corp. were the initial purchasers in the offering of the notes, none of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. The selling holders purchased the notes from the initial purchasers in private transactions on June 17, 2003 or July 30, 2003.

           The conversion rate, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

          The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

          The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

          In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling holders may also sell the notes or the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

          The aggregate proceeds to the selling holders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

          Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

          In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

          The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

           The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, which may limit the timing of purchases and sales of any of the notes by the selling holders and any such other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes to engage in market-making activities with respect to the particular notes being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the notes and the preferred notes and the ability of any person or entity to engage in market-making activities with respect to the notes.

          In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

           On June 17, and July 31, 2003, we issued and sold the notes to two initial purchasers in transactions exempt under Section 4(2) of the Securities Act, and the initial purchasers subsequently resold them to persons reasonably believed to be qualified institutional buyers in a transaction exempt from registration in reliance on Rule 144A of the Securities Act.

          To the extent required, the specific notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

          We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and Guilford and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders incident to the offering and sale of the notes and the common stock.

DESCRIPTION OF THE NOTES

          We issued the notes under an indenture dated as of June 17, 2003, between us and Wachovia Bank, National Association, as trustee. A copy of the indenture and the registration rights agreement referred to below is available as set forth under “Incorporation of Documents by Reference.” The following is a summary of material provisions of the indenture and the registration rights agreement and does not purport to be complete. You should refer to all provisions of the indenture and the registration rights agreement, including the definitions of terms contained in those agreements. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. As used in this section, the terms “we,” “us” and “our” refer to Guilford Pharmaceuticals Inc., but not any of our subsidiaries, unless the context requires otherwise.

     General

          The notes are our general unsecured subordinated obligations, mature on July 1, 2008, and are limited to an aggregate principal amount of $69,354,000. The notes are issued in denominations of $1,000 and integral multiples of $1,000 in fully registered form. Exchanges and transfers of the notes will be registered without charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge in connection with such exchanges or transfers.

          The notes accrue interest at a rate of 5% per annum from June 17, 2003, or from the most recent interest payment date to which interest has been paid or duly provided for. Accrued and unpaid interest will be payable semi-annually in arrears on July 1 and January 1 of each year, beginning January 1, 2004. Interest will be paid to the person in whose name a note is registered at the close of business on June 15 or December 15 (which we refer to as the “record dates”) immediately preceding the relevant interest payment date. However, in the case of a note or portion of a note called for redemption on a redemption date, or repurchased in connection with a designated event on a designated event payment date, during the period from a record date to but excluding the next succeeding interest payment date, accrued interest will be payable on such redemption date or designated event payment date (unless such note or portion is converted) to the holder of the note or portion of the note redeemed or repurchased. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

          Principal of, premium, if any, and interest and liquidated damages, if any, on the notes is payable at the office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by us in the future, the office or agency maintained for such purpose is the principal corporate trust office of the trustee. If any interest payment date, liquidated damages payment date or maturity date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the interest payment date, liquidated damages payment date or maturity date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

          The notes have been designated as eligible for trading in the Portal Market.

          We will not pay any additional amounts on the notes to compensate any beneficial owner for any United States tax withheld from payments of principal, interest, premium, if any, or liquidated damages, if any, on the notes.

          Unless specifically provided otherwise, when we use the term “holder” in this prospectus, we mean the person in whose name such note is registered in the security register.

     Conversion Rights

          The holders of notes are entitled at any time on or before the close of business on the last trading day prior to the maturity date, subject to prior redemption or repurchase, to convert any notes or portions of notes (in denominations of $1,000 or integral multiples of $1,000) into shares of our common stock, at the conversion price of $6.24 per share of common stock (which is approximately equivalent to a conversion rate of 160.2564 shares per $1,000 of notes), subject to adjustment as described below.

          Except as described below, no adjustment will be made on conversion of any notes for interest or liquidated damages, if any, accrued on such notes or for dividends on any common stock issued. If notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, interest payable on that interest payment date will be payable on that interest payment date notwithstanding the conversion, and the interest will be paid to the holder of the note on the applicable record date. If notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, those notes must be accompanied by funds equal to the interest and liquidated damages, if any, payable on the succeeding interest payment date on the principal amount so converted (except that a holder may reduce such payment by the amount of any existing payment default in respect of those notes). Accordingly, under those circumstances, the holder of the converted notes will not receive any interest payment for the period from the next preceding interest payment date to the date of conversion.

          We are not required to issue fractional shares of common stock upon conversion of notes and, in lieu of fractional shares, we will pay a cash adjustment based upon the market price of the common stock on the last trading day prior to the date of conversion. In the case of notes called for redemption, conversion rights will expire at the close of business on the trading day preceding the date fixed for redemption, unless we default in the payment of the redemption price, in which case the conversion right will terminate at the close of business on the date the default is cured. In the event any holder exercises its right to require us to repurchase notes upon a designated event, such holder’s conversion right will terminate on the close of business on the designated event offer termination date (as defined in the indenture), unless we default on the payment due upon repurchase or the holder elects to withdraw its election to have the notes repurchased in accordance with the requirements of the indenture. See “–Repurchase at Option of Holders Upon a Designated Event.”

          The right of conversion attaching to any note may be exercised by the holder by delivering the note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required. A notice of conversion can be obtained from the trustee. Beneficial owners of interests in a global note may exercise their right of conversion by delivering to the Depository Trust Company (which we refer to as “DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program. The conversion date will be the date on which the note, the duly signed and completed notice of conversion, and any funds that may be required as described above shall have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

          The conversion price is subject to adjustment (under formulae set forth in the indenture) in certain events, including:

          (1) the issuance of common stock as a dividend or distribution on common stock;

          (2) certain subdivisions and combinations of the common stock;

          (3) the issuance to all or substantially all holders of common stock of certain rights, options or warrants to purchase common stock at a price per share less than the then current market price (as defined in the indenture);

          (4) the dividend or other distribution to all or substantially all holders of common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness, cash or other assets (including securities, but excluding those rights, options, warrants, dividends and distributions referred to above or those dividends or other distributions paid exclusively in cash);

          (5) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (4) or cash distributed upon an event to which the second succeeding paragraph applies) to all holders of common stock to the extent such distributions, combined together with:

•	all such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus

•	any cash and the fair market value of other consideration payable in respect of any tender offers by us or any of our subsidiaries for common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of our market capitalization (being the product of the then current market price of the common stock and the number of shares of common stock then outstanding) on the record date for such distribution; and

          (6) the purchase of common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the aggregate consideration, together with:

•	any cash and the fair market value of any other consideration payable in any other tender offer by us or our subsidiaries expiring within 12 months preceding such tender offer in respect of which no adjustment has been made plus

•	the aggregate amount of any such all-cash distributions referred to in clause (5) to all holders of common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

In the case of:

•	any reclassification or change of our common stock or

•	a consolidation, merger, share exchange or combination involving us or a sale or conveyance of our property and assets as an entirety or substantially as an entirety,

in each case as a result of which holders of our common stock receive stock, other securities, other property or assets (including cash) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property or assets, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, share exchange, combination, sale or conveyance had such notes been converted into common stock immediately prior to such reclassification, change, consolidation, merger, share exchange, combination, sale or conveyance (assuming, in a case in which our shareholders may exercise rights of election, that a holder of notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount of consideration received per share by a plurality of non-electing shares). Some of the foregoing events may also constitute or result in a designated event requiring us to offer to repurchase the notes. See “–Repurchase at Option of Holders Upon a Designated Event.”

          In the event of a taxable distribution to holders of common stock, or other transaction that results in any adjustment of the conversion price, the holders of notes may, in some circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. See “Material United States Federal Income Tax Considerations.”

          We may, from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days, in which case we shall give at least 15 days’ notice of the decrease, if our board of directors has made a determination that such decrease would be in our best interests, which determination will be conclusive; as permitted by the Nasdaq Marketplace Rules. We may, at our option, make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes.

          No adjustment in the conversion price is required unless the adjustment would require a change of at least 1% of the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

     Subordination

          The payment of principal of, premium, if any, interest and liquidated damages, if any, on the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or other payment satisfactory to our senior debt holders of all of our senior debt, whether outstanding on the date of the indenture or thereafter incurred. Upon any distribution to creditors in our liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, an assignment for the benefit of creditors or any marshaling of our assets and liabilities, the holders of our senior debt will be entitled to receive payment in full in cash or other payment satisfactory to them of all obligations in respect of such senior debt before the holders of notes will be entitled to receive any payment with respect to the notes.

          No payment on account of principal of, premium, interest and liquidated damages, if any, on or any other amounts due on the notes, including, without limitation, any designated event payment, and no redemption, repurchase or other acquisition of the notes may be made unless

•	full payment of amounts then due on all of our senior debt has been made or duly provided for pursuant to the terms of the instrument governing such senior debt, and

•	at the time of, or immediately after giving effect to, any such payment, redemption, repurchase or other acquisition, there does not exist under any senior debt or any agreement pursuant to which any senior debt has been issued any default which shall not have been cured or waived and which shall have resulted in the full amount of such senior debt being declared due and payable.

          In addition, the indenture provides that if any of the holders of our designated senior debt provide notice (which we refer to as a “payment blockage notice’’) to us and the trustee that a nonpayment default has occurred giving the holder of such designated senior debt the right to accelerate the maturity thereof, no payment on the notes and no repurchase, redemption or other acquisition of the notes will be made for the period ending on the earliest of

•	the date on which such event of default shall have been cured or waived,

•	179 days from the date the payment blockage notice is received, and

•	the date the payment blockage notice is withdrawn by the holders of our designated senior debt.

          Notwithstanding the foregoing, unless the holders of such designated senior debt or the representative of such holders shall have accelerated the maturity of such designated senior debt, we may resume payments on the notes after the end of such blockage period. Not more than one payment blockage notice may be given in any consecutive

365-day period, irrespective of the number of defaults with respect to one or more issues of designated senior debt during such period.

          By reason of the subordination provisions described above, in the event of our liquidation or insolvency, holders of our senior debt may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrences of any event of default under the indenture.

          The notes are our obligations exclusively. However, since a portion of our operations are conducted through subsidiaries, our cash flow and our consequent ability to service our debt, including the notes, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payment of funds by these subsidiaries to, us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations.

          Our right to receive assets of any of our subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are ourselves recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

          The indenture does not limit the amount of additional indebtedness, including senior debt, that we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness and other liabilities that any subsidiary can create, incur, assume or guarantee.

          In the event that, notwithstanding the foregoing, the trustee or any holder of notes receives any payment or distribution of our assets of any kind in contravention of any of the subordination terms of the indenture, whether in cash, property or securities, including by way of setoff or otherwise, in respect of the notes before all of our senior debt is paid in full in cash or other payment satisfactory to the holders of such senior debt, then such payment or distribution will be held by the recipient in trust for the benefit of holders of our senior debt, and will be immediately paid over or delivered to the holders of our senior debt or their representatives to the extent necessary to make payment in full in cash or other payment satisfactory to such holders of all senior debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of our senior debt.

          “Designated senior debt’’ means (1) the senior bank credit facility and (2) any particular senior debt which has at the time of the giving of the payment blockage notice an aggregate outstanding principal amount in excess of $5,000,000, if the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which we are a party) expressly provides that such indebtedness shall be “designated senior debt’’ for purposes of the indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt).

          “Senior bank credit facility” means the Loan and Security Agreement, dated as of May 7, 2003, between us and Wachovia Bank, National Association, as the lender, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor whether by or with the same or any other lender, creditor, group of lenders or group of creditors and including the related notes, guarantee agreements and other instruments and agreements executed in connection therewith.

          “Senior debt” means the principal of, premium, if any, and interest on, rent under, and any other amounts payable on or in or in respect of any of our indebtedness (including, without limitation, any obligations in respect of such indebtedness and any interest accruing after the filing of a petition by or against us under any bankruptcy law, whether or not allowed as a claim after such Filing in any proceeding under such bankruptcy law), whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions, refinancings or refundings of, or amendments, modifications or supplements to the foregoing). However, senior debt does not include:

•	indebtedness evidenced by the notes;

•	any liability for federal, state, local or other taxes owed or owing by us;

•	our indebtedness to any of our subsidiaries;

•	our trade payables for goods, services or materials purchased in the ordinary course of business; and

•	any particular indebtedness in which the instrument creating or evidencing the same expressly provides that such indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the notes.

     Optional Redemption

          On or after July 6, 2006, the notes may be redeemed at our option, in whole or from time to time in part, on not less than 30 nor more than 60 days’ prior written notice to the holders by first-class mail, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period beginning July 1 of each year indicated (July 6 with respect to 2006), plus accrued and unpaid interest and liquidated damages, if any, to but excluding the date fixed for redemption:

Year	Redemption Price

2006	102.00%
2007	101.00%

          If less than all the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not so listed, on a pro rata basis by lot or by any other method that the trustee considers fair and appropriate. The trustee may select for redemption a portion of the principal of any note that has a denomination larger than $1,000. Notes and portions of notes will be redeemed in the amount of $1,000 or integral multiples of $1,000. The trustee will make the selection from notes outstanding and not previously called for redemption; provided that if a portion of a holder’s notes are selected for partial redemption and such holder converts a portion of such notes, such converted portion will be deemed to be taken from the portion selected for redemption.

          Provisions of the indenture that apply to the notes called for redemption also apply to portions of the notes called for redemption. If any note is to be redeemed in part, the notice of redemption will state the portion of the principal amount to be redeemed. Upon surrender of a note that is redeemed in part only, we will execute and the trustee will authenticate and deliver to the holder a new note equal in principal amount to the unredeemed portion of the note surrendered.

          On and after the redemption date, unless we default in the payment of the redemption price, interest and liquidated damages, if any, will cease to accrue on the principal amount of the notes or portions of notes called for redemption and for which funds have been set apart for payment. In the case of notes or portions of notes redeemed on a redemption date that is also a regularly scheduled interest payment date, the interest payment due on such date will be paid to the person in whose name the note is registered at the close of business on the relevant record date.

          The notes are not entitled to any sinking fund.

     Repurchase at Option of Holders Upon a Designated Event

          Upon the occurrence of a designated event, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such holder’s notes pursuant to the offer described below (which we refer to as the “designated event offer”) at an offer price in cash equal to 100% of their aggregate principal amount plus accrued and unpaid interest and liquidated damages, if any, on such notes up to but excluding the repurchase date (which we refer to as the “designated event payment”). Within 20 days following any designated event, we will mail a notice to each holder describing the transactions that constitute the designated event and offering to repurchase notes pursuant to the procedures required by the indenture and described in such notice.

          We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a designated event. Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

          On the date specified for termination of the designated event offer, we will, to the extent lawful:

•	accept for payment all notes or portions of the notes properly tendered pursuant to the designated event offer;

•	deposit with the paying agent an amount equal to the designated event payment in respect of all notes or portions of the notes so tendered; and

•	deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of the notes being purchased by us.

          On the date specified for payment of the designated event payment (which we refer to as the “designated event payment date”), which may not be later than 60 days following the designated event, the paying agent will promptly mail to each holder of notes so accepted the designated event payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

          The foregoing provisions would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders.

          The right to require us to repurchase notes as a result of a designated event could have the effect of delaying, deferring or preventing a change of control or other attempts to acquire control of us unless arrangements have been made to enable us to repurchase all the notes at the designated event payment date. Consequently, this right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by our board of directors or is favorable to the shareholders), the assumption of control by a holder of a large block of our shares and the removal of incumbent management.

          Except as described above with respect to a designated event, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring. Subject to the limitation on mergers and consolidations described below, we, our management or our subsidiaries could in the future enter into transactions, including refinancings, recapitalizations, acquisitions, liquidation or similar transactions, that would not constitute a designated event under the indenture, but that would increase the amount of our senior debt or other indebtedness outstanding at the time or substantially reduce or eliminate our assets.

          The terms of our existing or future credit or other agreements relating to indebtedness, including senior debt, may prohibit us from purchasing any notes and may also provide that a designated event, as well as other change of control events related to us, would constitute an event of default under such agreements. In addition, even if such event of default did not occur under the senior debt, the repurchase right itself could create an event of default under the senior debt. The occurrence of such event of default could cause any repurchase of the notes, absent a waiver, to be blocked by the subordination provisions of the notes. If a designated event occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our then-existing lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture, which may, in turn, constitute a further default under the terms of other indebtedness that we have entered into or may enter into from time to time. In any such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

          A “designated event” will be deemed to have occurred upon a change of control or a termination of trading.

          A “change of control” will be deemed to have occurred when:

•	any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of our then outstanding voting stock;

•	we consolidate with or merge into any other corporation, any other corporation merges into us, or we effect a share exchange, and, in the case of any such transaction, our outstanding common stock is reclassified into or exchanged for any other property or security, unless our shareholders immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the then outstanding voting stock of the corporation resulting from such transaction in substantially the same respective proportions as their ownership of our voting stock immediately before such transaction;

•	we, or we and our subsidiaries taken as a whole, sell, assign, convey, transfer or lease all or substantially all of our assets, or our assets and those of our subsidiaries taken as a whole, as applicable (other than to one or more of our wholly-owned subsidiaries);

•	any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor corporation to us); or

•	any time we undertake a liquidation, dissolution, or winding up.

          However, a change of control under the first three bullet points above will not be deemed to have occurred if:

•	the daily market price per share of common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control (in the case of a change of control under the first bullet point above) or the period of 10 consecutive trading days ending immediately before the change of control (in the case of the change of control under the second and third bullet above) shall equal or exceed 105% of the conversion price of the notes in effect on the date of the change of control or the public announcement of the change of control, as applicable; or

•	all of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the change of control consists of shares of common stock that are, or upon issuance will be, traded on the New York Stock Exchange or the American Stock Exchange or quoted on the Nasdaq National Market and as a result of such transaction or transactions the notes become convertible solely into such common stock.

          The definition of change of control includes a phrase relating to the sale, assignment, lease, transfer or conveyance of “all or substantially all’’ of our assets or our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “all or substantially all,’’ there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a sale, assignment, transfer, lease, or conveyance of less than all of our assets and/or those of our subsidiaries may be uncertain.

          “Continuing directors” means, as of any date of determination, any member of our board of directors who (i) was a member of our board of directors on the date of the indenture or (ii) was nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such nomination or election.

          A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market.

     Merger and Consolidation

          The indenture provides that we may not, in a single transaction or a series of related transactions, consolidate or merge with or into, or effect a share exchange with (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets to another corporation, person or entity as an entirety or substantially as an entirety unless:

•	either (i) we shall be the surviving or continuing corporation or (ii) the entity or person formed by or surviving any such consolidation, merger or share exchange (if other than us) or the entity or person which acquires by sale, assignment, transfer, lease, conveyance or other disposition our properties and assets substantially as an entirety (x) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and (y) assumes the due and punctual payment of the principal of, premium, if any, interest and liquidated damages, if any, on all the notes and the performance of each of our covenants under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

•	immediately after such transaction no default or event of default exists; and

•	we or such successor person shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

          For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of our subsidiaries, the capital stock of which individually or in the aggregate constitutes all or substantially all of our properties and assets, will be deemed to be the transfer of all or substantially all of our properties and assets.

          Upon any such consolidation, merger, share exchange, sale, assignment, conveyance, lease, transfer or other disposition in accordance with the foregoing, the successor person formed by such consolidation or share exchange or into which we are merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if the successor had been named as us in the indenture, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the indenture and the notes.

     Registration Rights

          Pursuant to a registration rights agreement, we agreed for the benefit of the holders of the notes and common stock issued upon conversion of the notes that:

•	we would, at our cost, file a shelf registration statement with the SEC within 90 days after the original issuance of the notes with respect to resales of the notes and the common stock issuable upon conversion of the notes, of which this prospectus is a part; and

•	we will use our reasonable best efforts to have the registration statement declared effective within 150 days after the original issuance of the notes and to keep the shelf registration statement continuously effective under the Securities Act until the earliest of (i) the second anniversary of the issue date or, if later, the second anniversary of the last date on which any notes are issued upon exercise of the initial purchasers’ option; (ii) the date on which all the notes and the common stock issuable upon conversion of the notes may be sold by non-affiliates of us pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the SEC under the Securities Act; and (iii) the date as of which all the notes or the common stock issuable upon conversion of the notes have been sold either under Rule 144 under the Securities Act (or any similar provision then in force) or pursuant to the shelf registration statement.

          If the shelf registration statement shall cease to be effective (without being succeeded immediately by a replacement shelf registration statement filed and declared effective) or usable for the offer and sale of transfer restricted securities for a period of time (including any suspension period) which exceeds 30 days in the aggregate in any 90-day period or 60 days in the aggregate in any 12-month period during the period we are required to keep the shelf registration statement continuously effective (which we refer to as a “registration default”), we will pay liquidated damages to each holder of transfer restricted securities which has complied with its obligations under the registration rights agreement.

          The amount of liquidated damages payable during any period in which a registration default has occurred and is continuing is that amount which is equal to:

•	0.25 percent (or 25 basis points) per annum per $1,000 principal amount of notes or $2.50 per annum per 160.2564 shares of our common stock (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) constituting transfer restricted securities, for the first 90 days during which a registration default has occurred and is continuing, and

•	0.50 percent (or 50 basis points) per annum per $1,000 principal amount of notes or $5.00 per annum per 160.2564 shares of our common stock (subject to adjustment as set forth above) constituting transfer restricted securities for any additional days during which such registration default has occurred and is continuing.

          We have agreed to pay all accrued liquidated damages by wire transfer of immediately available funds or by federal funds check on each payment date specified in the registration rights agreement. Following the cure of a registration default, liquidated damages will cease to accrue with respect to such registration default.

          “Transfer restricted securities” means each note and any share of our common stock issued or issuable on conversion of the notes until the date on which such note or share, as the case may be,

•	has been transferred pursuant to the shelf registration statement or another registration statement covering such note or share which has been filed with the SEC pursuant to the Securities Act, in either case after such registration statement has become, and while such registration statement is, effective under the Securities Act,

•	has been transferred pursuant to Rule 144 under the Securities Act (or any similar provision then in force), or

•	may be sold or transferred pursuant to paragraph (k) of Rule 144 under the Securities Act (or any successor provision promulgated by the SEC),

provided, however, that the term shall not include any share of common stock issuable upon conversion of a note previously sold or transferred pursuant to one of the foregoing three bullet points.

          We will provide or cause to be provided to each holder of the notes or our common stock issuable upon conversion of the notes that has delivered to us a completed notice and questionnaire, as described below, copies of the prospectus that is a part of the shelf registration statement. We will also notify or cause to be notified each such holder when the shelf registration statement for the notes or our common stock issuable upon conversion of the notes has become effective and take certain other actions that are required to permit unrestricted resales of the notes or our common stock issuable upon conversion of the notes. A holder of notes or our common stock issuable upon conversion of the notes that sells such securities pursuant to a shelf registration statement:

•	is required to be named as a selling securityholder in this prospectus and to deliver a prospectus to purchasers;

•	will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

•	will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification and contribution rights or obligations).

          Holders were required to complete and deliver a form of notice and questionnaire at least 10 business days prior to the effectiveness of the shelf registration statement if they wished to be named as selling securityholders in this prospectus at the time of effectiveness. If we receive a completed questionnaire, together with such other information as may be reasonably requested by us, from a holder of notes following the effectiveness of the shelf registration statement, we will, as promptly as practicable but in any event within 10 business days of such receipt, file such amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of notes or our common stock issuable upon conversion of the notes (subject to our right to suspend the use of the prospectus as described below). Any holder that does not timely complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any securities pursuant to the shelf registration statement.

          We will be permitted to suspend the use of this prospectus which is a part of the shelf registration statement, for a period not to exceed 30 days in any three-month period or for three periods not to exceed an aggregate of 60 days in any twelve-month period (each of which we refer to as a “suspension period”) under certain circumstances relating to pending corporate developments, public Filings with the SEC and similar events. We will pay all expenses of the shelf registration statement; however, each holder will be required to bear the expense of any broker’s commission, agency fee or underwriter’s discount or commission incurred with respect to such holder’s securities offered pursuant to the shelf registration statement.

     Events of Default and Remedies

          An event of default is defined in the indenture as being:

          (1) default in payment of the principal of, or premium, if any, on the notes, whether or not such payment is prohibited by the subordination provisions of the indenture;

          (2) default for 30 days in payment of any installment of interest on or liquidated damages, if any, with respect to the notes, whether or not such payment is prohibited by the subordination provisions of the indenture;

          (3) default in the payment of the designated event payment in respect of the notes on the date for such payment, whether or not such payment is prohibited by the subordination provisions of the indenture;

          (4) failure to provide timely notice of a designated event;

          (5) default by us for 60 days after notice in the observance or performance of any other covenants in the indenture;

          (6) default under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries (or the payment of which is guaranteed or secured by us or any of our subsidiaries), which default

•	is caused by a failure to pay when due any principal of such indebtedness within the grace period provided for in such indebtedness, which failure continues beyond any applicable grace period, or

•	results in the acceleration of such indebtedness prior to its express maturity, without such acceleration being rescinded or annulled, and, in each case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there is a payment default or the maturity of which has been so accelerated, aggregates $5,000,000 or more and such payment default is not cured or such acceleration is not annulled within 10 days after notice;

          (7) failure by us or any of our material subsidiaries to pay final, nonappealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5,000,000, which judgments are not stayed, bonded or discharged within 60 days after their entry; or

          (8) certain events involving our bankruptcy, insolvency or reorganization or that of any of our material subsidiaries.

          If an event of default (other than an event of default specified in clause (8) with respect to us) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the then outstanding notes, by written notice to us and the trustee, may declare the unpaid principal of, premium, if any, and accrued and unpaid interest and liquidated damages, if any, on all the notes then outstanding to be due and payable. Upon such declaration, such principal amount, premium, if any, and accrued and unpaid interest and liquidated damages, if any, will become immediately due and payable, notwithstanding anything contained in the indenture or the notes to the contrary, but subject to the provisions limiting payment described in “Subordination.” If any event of default specified in clause (8) occurs with respect to us, all unpaid principal of, premium, if any, and accrued and unpaid interest and liquidated damages, if any, on the notes then outstanding will automatically become due and payable, subject to the provisions described in “Subordination,” without any declaration or other act on the part of the trustee or any holder of notes.

          Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. A holder of a note has the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	such holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 30 days after receiving the request; and

•	the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the notes during those 30 days.

          Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 60 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal of, premium, if any, interest or liquidated damages, if any, on the notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may rescind any acceleration of the notes and its consequences if all existing events of default (other than the nonpayment of principal of, premium, if any, interest and liquidated damages, if any, on the notes that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

          In the case of any event of default occurring by reason of any willful action (or inaction) taken (or not taken) by us or on our behalf with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an event of default occurs on any date on which we are prohibited from redeeming the notes by reason of any willful action (or inaction) taken (or not taken) by us or on our behalf with the intention of avoiding the prohibition on redemption of the notes on such date, then the maximum redemption premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

          Except as provided in the next sentence, the holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal of, premium, if any, interest or liquidated damages, if any, on the notes (other than the nonpayment of principal of, premium, if any, interest and liquidated damages, if any, that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of notes. A waiver of any of the provisions of Article XI of the indenture (which relates to subordination) will require the consent of the holders of at least 75% in aggregate principal amount of the notes then outstanding if such waiver would adversely affect the holders of the notes.

          We are required to deliver to the trustee annually a statement regarding compliance with the indenture and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

     Book-Entry; Delivery and Form; Global Notes

          The notes are represented by one or more permanent global notes in definitive, fully-registered form without interest coupons. The Global notes are deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

          Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

          If we redeem less than all of a global note, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the global note to be redeemed.

          DTC has advised us as follows: DTC is a limited purpose trust company organized under the banking laws of the State of New York and a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (which we refer to as “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

          Upon the issuance of a global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by that global note to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers of such beneficial interests. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in a global note other than participants). Interests in a global note may be more difficult to pledge because of the lack of a physical note.

          So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by that global note for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive notes in definitive form and will not be considered to be the owners or holders of any notes under a global note or the indenture. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in any global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the.

          Payments of the principal of, premium, if any, and interest and liquidated damages, if any, on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of that global note.

          We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and none of we, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in any global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

          Unless and until it is exchanged in whole or in part for notes in definitive form, a global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

          Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

          We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

     Certificated Notes

          A global note representing the notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount only if (1) DTC notifies us that it is unwilling or unable to continue as a depositary for the global note, (2) DTC ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary within 90 days, (3) DTC is closed for business for 14 continuous days, (4) DTC announces an intention to cease business permanently or in fact does so, (5) we in our sole discretion determine that the global note shall be exchangeable for certificated notes or (6) there shall have occurred and be continuing an event of default under the indenture with respect to the notes. In any such instance, an owner of a beneficial interest in that global note will be entitled to physical delivery in definitive form of notes represented by the global note equal in principal amount to the beneficial interest and to have the notes registered in its name. Such notes will be subject to certain restrictions on registration of transfers as described under “Notice to Investors” and will bear the legend set forth in that section.

          The holder of a note in non-global form may transfer, exchange or replace such note, subject to compliance with the provisions of any legend, by surrendering it at the office or agency maintained by us for such purpose in The City of New York. Upon the transfer, exchange or replacement of notes bearing the legend, or upon specific request for removal of the legend on a note, we will deliver only notes that bear such legend, or we will refuse to remove such legend, as the case may be, unless there is delivered to us such satisfactory evidence, which may include an opinion of counsel, as reasonably may be required by us that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act.

     Amendment, Supplement and Waiver

          Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

          Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

•	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or mandatory repurchase of the notes;

•	reduce the rate of or change the time for payment of interest or liquidated damages on any notes;

•	waive a default or event of default in the payment of principal of or premium, if any, interest or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

•	change the coin or currency of payment of principal of, premium, if any, interest or liquidated damages on any note;

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of, premium, if any, interest or liquidated damages, if any, on the notes;

•	waive a redemption or mandatory repurchase payment with respect to any note;

•	except as permitted by the indenture, increase the conversion price or, other than as set forth in the second succeeding paragraph, modify the provisions of the indenture relating to conversion of the notes in a manner adverse to the holders; or

•	make any adverse change to the abilities of holders of notes to enforce their rights under the indenture.

          In addition, any amendment to the provisions of Article XI of the indenture (which relates to subordination) will require (1) the consent of the holders of at least 75% in aggregate principal amount of the notes then outstanding if such amendment would adversely affect the rights of holders of notes and (2) the consent of each holder of senior debt if such amendment would diminish the rights of such holder of senior debt.

          Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes to:

•	cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the indenture which we and the trustee may deem necessary or desirable, provided such amendment does not adversely affect the notes;

•	provide for uncertificated notes in addition to or in place of certificated notes or to provide for bearer notes;

•	provide for the assumption of our obligations to holders of notes in the circumstances required under the indenture as described under “–Merger and Consolidation”;

•	provide for conversion rights of holders of notes in certain events such as our consolidation or merger or the sale of all or substantially all of our assets;

•	reduce the conversion price;

•	evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

•	make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

•	to secure the notes.

     Satisfaction and Discharge

          We may discharge our obligations under the indenture (excluding certain obligations, such as the obligation to make principal and interest payments in respect of the notes and to issue common stock upon conversion of the notes) while notes remain outstanding if

•	all outstanding notes will become due and payable at their scheduled maturity within one year, or

•	all outstanding notes are scheduled for redemption within one year or are delivered to the trustee for conversion in accordance with the indenture and, in either case, we have

•	deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption, and

•	paid all other sums then payable by us under the indenture.

     Governing Law

          The indenture provides that the notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law.

     Transfer and Exchange

          A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or repurchase or surrendered for conversion. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     Reports

          Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will file with the SEC and furnish to the trustee and the holders of notes all quarterly and annual financial information (without exhibits) required to be contained in a filing on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if it does not permit such filing.

     The Trustee

          Wachovia Bank, National Association is the trustee under the indenture and has been appointed by us as registrar and paying agent with respect to the notes under the indenture. Wachovia Bank, National Association is our creditor under a 5-year $18.8 million term loan agreement which constitutes senior debt.

          The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. In case an event of default shall occur (and shall not be cured) and holders of the notes have notified the trustee, the trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have offered to the trustee security and indemnity satisfactory to it.

          The indenture contains certain limitations on the rights of the trustee, in its capacity as our creditor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions, provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

     No Recourse Against Others

          None of our directors, officers, employees, shareholders or affiliates, as such, has any liability or any obligations under the notes or the indenture or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a note waives and releases all such liability. The waiver and release were part of the initial consideration for the notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the notes and common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury regulations, Internal Revenue Service, or IRS, rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding notes or common stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law or U.S. federal estate and gift tax law as applicable to the holders of the notes and common stock into which the notes may be converted. In addition, this discussion is limited to purchasers who will hold the notes and common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary also assumes that the IRS will respect the classification of the notes as indebtedness for federal income tax purposes.

      All prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock in their particular situations.

      As used herein, the term “U.S. Holder” means a beneficial holder of a note or common stock that for United States federal income tax purposes is (a) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States (unless such person is not treated as a resident of the U.S. under an applicable income tax treaty), (b) a corporation formed under the laws of the United States or any political subdivision of the United States, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (d) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code. A “Non-U.S. Holder” is a beneficial owner of a note or common stock other than a U.S. Holder and other than a foreign or domestic partnership.

      An individual may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to United States federal income tax as if they were United States citizens.

      If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or common stock into which the notes may be converted that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.

U.S. Holders

Interest

      Interest on the notes will generally be included in a U.S. Holder’s gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting.

      In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as “original issue discount” over the term of the instrument. Furthermore, if the amount or timing of any additional payments on a note is contingent, the note could be subject to special rules that apply to contingent debt instruments. These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a note before the resolution of the contingencies. In certain circumstances, holders of our notes could receive payments in excess of stated principal or interest. First, if we call the notes for optional redemption, holders would be entitled to receive a payment in excess of stated principal and interest. Second, if we do not comply with our obligations under the registration rights agreement, such non-compliance may result in the payment of predetermined additional amounts in the manner described in the section “Description of Notes — Registration Rights.” We do not believe that the notes should be treated as contingent debt instruments because of these potential additional payments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments or as having original issue discount. Our position in this regard is binding on U.S. Holders unless they disclose their contrary position. If the notes were treated as contingent debt instruments, the consequences described above would apply. In the event that we pay liquidated damages, the holders would be required to recognize additional interest income.

Market Discount

      Purchasers of notes may be subject to the “market discount” provisions of the Code. Market discount on a note will generally equal the amount, if any, by which the principal amount of the note exceeds the holder’s acquisition price. Subject to a de minimis exception, those provisions generally require a holder of a note acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such note to the extent of the “accrued market discount” at the time of disposition. Market discount on a note will be treated as accruing on a straight-line basis over the term of such note or, at the election of the holder, under a constant-yield method. If a note with accrued market discount that has not previously been included in gross income is converted into common stock, the amount of such accrued market discount generally will be taxable as ordinary income upon disposition of the common stock received upon conversion. A holder of a note acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction, unless the holder elects to include market discount in income as it accrues.

Premium

      If a U.S. holder acquires a note for an amount that is greater than the note’s stated principal amount plus accrued interest, the amount of such difference is treated as “amortizable bond premium” for U.S. federal income tax purposes. A U.S. holder may elect to amortize such premium from the purchase date to the note’s maturity date under a constant-yield over the remaining term of the note. Any such premium is not amortizable, however, to the extent it reflects the value of the conversion privilege of the note. Amortizable bond premium is treated as an offset to interest income on a note and not as a separate deduction and has the effect of reducing the holder’s basis in the note. An election to amortize bond premium applies to all taxable debt obligations held by the U.S. holder on the first day of the first taxable year to which such election applies or thereafter acquired by the U.S. holder and may not be revoked without the consent of the IRS.

Conversions of Notes into Common Stock

      A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted tax basis of shares of common stock received on conversion will equal the adjusted tax basis of the note converted (reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted notes were held prior to conversion.

      The conversion price of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion price (particularly an adjustment to reflect a taxable dividend to holders of common stock) increase the proportionate interests of the holders of notes in our assets or earnings and profits, whether or not such holder ever exercises its conversion privilege. Therefore, U.S. Holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

Sale, Exchange or Other Taxable Disposition of the Notes

      Each U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege) or other taxable disposition of notes measured by the difference (if any) between (a) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in gross income, and to the extent of any market discount accrued prior to the disposition, which amounts will be taxable as ordinary income) and (b) such holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder increased by any market discount previously included in income by the U.S. Holder and reduced (but not below zero) by any amortizable bond premium that the U.S. Holder has taken into account. Any such gain or loss recognized on the sale, exchange or other taxable disposition of a note generally will be capital gain or loss and will be long term capital gain or loss if the note has been held for more than 12 months at the time of the sale or exchange. Certain U.S. Holders (including individuals) are eligible for preferential U.S. federal income tax rates in respect of long term capital gains. The deductibility of capital losses is subject to certain limitations under the Code.

Ownership of Common Stock

      Distributions, if any, paid on the common stock, to the extent made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be included in a U.S. Holder’s gross income as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) when received. In the case of a non-corporate U.S. Holder, such dividend income will generally be taxable at a reduced rate in any taxable year beginning before January 1, 2009. To the extent, if any, that a U.S. Holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital, reducing the U.S. Holder’s basis in the shares of common stock. Any distribution in excess of the U.S. Holder’s basis in the shares of common stock generally will be treated as capital gains. Gain or loss realized on the sale, exchange or other taxable disposition of common stock will equal the difference between the amount realized on such sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in such common stock. (For a discussion of the U.S. Holder’s basis in shares of common stock, see “— Conversion of Notes into Common Stock” above). Subject to the discussion under “— Market Discount” above, such gain or loss generally will be capital gain or loss, and will be long term capital gain or loss if the U.S. Holder has held the common stock for more than twelve months. Certain U.S. Holders (including individuals) are eligible for preferential U.S. federal income tax rates in respect of long term capital gains. The deductibility of capital losses is subject to certain limitations under the Code.

Information Reporting and Backup Withholding

      A U.S. Holder of notes or common stock may be subject to “backup withholding” at a rate currently of 28% with respect to certain “reportable payments,” including interest payments, dividend payments, proceeds from the disposition of the notes or common stock to or through a broker and, under certain circumstances, principal payments of the notes. These backup withholding rules apply if the U.S. Holder, among other things, (a) fails to furnish a social security number or other taxpayer identification number, or TIN, certified under penalties of perjury within a reasonable time after the request therefor, (b) fails to report properly interest or dividends, (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding or if (d) the IRS provides notification that the U.S. Holder has furnished us with an incorrect TIN. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax exempt organizations, provided their exemptions from backup withholding are properly established.

      We will report to the U.S. Holders of notes and common stock and to the IRS the amount of our “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

      For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other taxable disposition of a note or common stock will be considered to be “U.S. trade or business income” if such income or gain is (a) effectively connected with the conduct by a Non-U.S. Holder of a U.S. trade or business and (b) in the case of a Non-U.S. Holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States.

Interest

      Generally any interest paid to a Non-U.S. Holder of a note that is not U.S. trade or business income will not be subject to U.S. federal income or withholding tax if the interest qualifies as “portfolio interest.” Generally interest on the notes will qualify as a portfolio interest if (a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock and is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the applicable provisions of the Code and (b) the withholding agent receives a qualifying statement that the owner is not a U.S. resident, and the withholding agent does not have actual knowledge or reason to know otherwise. If the holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements generally apply to the partners rather than the partnership.

      To satisfy the qualifying statement requirements referred to in (b) above, the beneficial owner of a note must provide a properly executed Form W-8BEN (or appropriate substitute form) prior to payment of interest.

      The gross amount of payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exemption, and that are not U.S. trade or business income, will be subject to withholding of U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at the regular U.S. federal income tax rates applicable to U.S. persons rather than be subject to withholding at the 30% or treaty-reduced gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% (or, if applicable, treaty-reduced) rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of a note that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Dividends

      In general, dividends paid to a Non-U.S. Holder of common stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax at regular U.S. federal income tax rates applicable to U.S. persons, but are not generally subject to withholding at the 30% (or treaty-reduced) rate if the Non-U.S. Holder files the appropriate form with the payor, as discussed above. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Conversion

      A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into common stock. However, gain (if any) attributable to the receipt of cash in lieu of a fractional share, or interest not previously included in gross income, will be subject to U.S. federal income tax if it is U.S. trade or business income.

Sales, Exchange or Other Taxable Disposition of Notes or Common Stock

      Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or other taxable disposition of a note or common stock generally will not be subject to U.S. federal income tax, unless (a) such gain is U.S. trade or business income, (b) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (c) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (d) we are a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a “United States real property holding corporation” within the meaning of Section 897 of the Code, or that we will become one in the future.

Information Reporting and Backup Withholding

      Generally, we must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to U.S. federal withholding tax, or that is exempt from U.S. federal withholding tax pursuant to a tax treaty, or any payments of portfolio interest, or that qualify as U.S. trade or business income. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, we will have to report to the IRS payments of principal.

      Generally, information reporting and backup withholding at a current rate of 28% may apply to payments made by us or any agent of ours to Non-U.S. Holders if the payee fails to make the appropriate certification that the holder is a non-U.S. person or if we or our paying agent has actual knowledge that the payee is a U.S. person.

      The payment of the proceeds from the disposition of the notes or common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note or common stock to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will generally not be subject to backup withholding. However, if such broker is (a) a U.S. person, (b) a controlled foreign corporation for United States tax purposes, (c) a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a United States trade or business or (d) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files of the Non-U.S. Holder’s foreign status and certain other conditions are met or you otherwise establish an exemption. Both backup withholding and information reporting will apply to the proceeds of such dispositions if the broker has actual knowledge that the payee is a U.S. person.

      Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

      The preceding discussion of certain U.S. federal income tax consequences is intended for general information only and does not constitute tax advice. Accordingly, each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

LEGAL MATTERS

          Hogan & Hartson L.L.P., Baltimore, Maryland has passed upon certain legal matters in connection with the notes and the common stock.

EXPERTS

          The consolidated financial statements and schedule of Guilford Pharmaceuticals Inc. and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002, consolidated financial statements refers to a change in our revenue recognition policy for non-refundable upfront fees in 2000 as noted in Note 2 to the consolidated financial statements.

ADDITIONAL INFORMATION

          Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. Reports, registration statements, proxy and information statements and other information that we have filed can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains reports, proxy and information statements and other information that is filed electronically with the Commission. This web site can be accessed at http://www.sec.gov.

          We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the securities offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the Commission’s principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the Commission.

GUILFORD PHARMACEUTICALS INC.

$69,354,000
5% Convertible Subordinated
Notes Due July 1, 2008

11,114,423 Shares
Common Stock

PROSPECTUS

        , 2003

PART II

Information Not Required in Prospectus

ITEM 14. Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses to be paid by the Company in connection with the distribution of the securities being registered hereby. All the amounts are estimates, except the Commission registration fee. Normal Commission expenses and brokerage fees are payable. The selling stockholders will bear the cost of all selling commissions and underwriting discounts with respect to the sale of any securities by them.

Securities and Exchange Commission registration fee	$5,611
Legal fees and expenses	$200,000
Accounting fees	$50,000
Printing and miscellaneous expenses	$34,389
Total	$290,000

ITEM 15. Indemnification of Directors and Officers

     Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     Article NINTH of the Company’s Amended and Restated Certificate of Incorporation, as amended, provides that the Company will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. In addition, under indemnification agreements with its directors, the Registrant is obligated, to the fullest extent permissible by the DGCL, as it currently exists or may be amended, to indemnify and hold harmless its directors, from and against all expense, liability and loss reasonably incurred or suffered by such directors.

ITEM 16. Exhibits and Financial Statement Schedules.

     (a)  Exhibits:

Exhibit
Number	Exhibit Description

4.01	Specimen Stock Certificate (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (No. 33-76938)).

4.02A	Stockholder Rights Agreement dated September 26, 1995 (incorporated by reference to the Registrant’s Form 8-K filed October 10, 1995).

4.02B	Form of Amendment No. 1 to Stockholder Rights Agreement (incorporated by reference to the Registrant’s Form 8-K, filed October 20, 1998).

Exhibit
Number	Exhibit Description

4.03	Indenture for the 5% Convertible Subordinated Notes due July 1, 2008, between the Company, as issuer, and Wachovia Bank, National Association, as Trustee, dated as of June 17, 2003 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003).

4.04	Registration Rights Agreement for 5% Convertible Subordinated Notes, dated as of June 17, 2003 (incorporated by reference to the Registrant’s Quarterly Report in from 10-Q for the fiscal quarter ended June 30, 2003).

5.01	Opinion of Hogan & Hartson L.L.P. (to be filed by amendment).

8.01	Tax opinon of Hogan & Hartson L.L.P. (to be filed by amendment).

12.01	Computation of Ratio of Earnings to Fixed Charges.

23.01	Consent of KPMG LLP.

23.02	Consent of Hogan & Hartson L.L.P. (included in Exhibits 5.01 and 8.01).

24.01	Powers of Attorney (included in the Signature Page to this Registration Statement).

25.01	Statement of Eligibility of Trustee on Form T-1.

ITEM 17. Undertakings

     (a)  The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

     (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

     (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on this 21st day of August, 2003.

Guilford Pharmaceuticals Inc.

By:	/s/ Craig R. Smith, M.D.

Craig R. Smith, M.D. Chief Executive Officer, President, and Director

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Craig R. Smith, M.D., Andrew R. Jordan and Michael J. Silver, and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: August 21, 2003
/s/ Craig R. Smith, M.D. Craig R. Smith, M.D. Chief Executive Officer, President, and Director (Principal Executive Officer)

Date: August 21, 2003
/s/ Andrew R. Jordan Andrew R. Jordan Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)

Date: August 21, 2003
/s/ George L. Bunting, Jr. George L. Bunting, Jr. Director

Date: August 21, 2003
/s/ Barry M. Fox Barry M. Fox Director

Date: August 21, 2003
/s/ Joseph Klein, III Joseph Klein, III Director

Date: August 21, 2003
/s/ Elizabeth M. Greetham Elizabeth M. Greetham Director

Date: August 21, 2003
/s/ Ronald M. Nordmann Ronald M. Nordmann Director

Date: August 21, 2003
/s/ Solomon H. Snyder, M.D. Solomon H. Snyder, M.D. Director

Exhibit Index

Exhibit
Number	Exhibit Description

4.01	Specimen Stock Certificate (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (No. 33-76938)).

4.02A	Stockholder Rights Agreement dated September 26, 1995 (incorporated by reference to the Registrant’s Form 8-K filed October 10, 1995).

4.02B	Form of Amendment No. 1 to Stockholder Rights Agreement (incorporated by reference to the Registrant’s Form 8-K, filed October 20, 1998).

4.03	Indenture for the 5% Convertible Subordinated Notes due July 1, 2008, between the Company, as issuer, and Wachovia Bank, National Association, as Trustee, dated as of June 17, 2003 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003).

4.04	Registration Rights Agreement for 5% Convertible Subordinated Notes, dated as of June 17, 2003 (incorporated by reference to the Registrant’s Quarterly Report in from 10-Q for the fiscal quarter ended June 30, 2003).

5.01	Opinion of Hogan & Hartson L.L.P. (to be filed by amendment).

8.01	Tax opinon of Hogan & Hartson L.L.P. (to be filed by amendment).

12.01	Computation of Ratio of Earnings to Fixed Charges.

23.01	Consent of KPMG LLP.

23.02	Consent of Hogan & Hartson L.L.P. (included in Exhibits 5.01 and 8.01).

24.01	Powers of Attorney (included in the Signature Page to this Registration Statement).

25.01	Statement of Eligibility of Trustee on Form T-1.